Exhibit 10.9

INDUSTRIAL SPACE LEASE

(GROSS)

THIS LEASE, dated July 1, 2012, for reference purposes only, is made by and between ROBERT D. DUCOTE and GAIL H. DUCOTE (“Landlord”), and Viasystems Corporation (“Tenant”), to be effective and binding upon the parties as of the date of the last designated signatories to this Lease shall have executed this Lease (the “Effective Date of this Lease”).

ARTICLE 1

REFERENCES

1.1	REFERENCES: All references in this Lease (subject to any further clarification contained in this Lease) to the following terms shall have the following meaning or refer to the respective address, person, date, time period, amount, percentage, calendar year or fiscal year as below set forth:

A. Tenant’s Address for Notice:	355 Turtle Creek Court San Jose, CA. 95125

B. Tenant’s Representative: Phone number:	John R. Johnston 503-992-4280, 503-805-7972 mobile

C. Landlord’s Address for Notice:	18781 Westview Drive Saratoga, CA. 95070

D. Landlord’s Representative: Phone Number:	Robert Ducote 408-313-9972 mobile, 873-2300

E. Intended Commencement Date:	July 1, 2012

F. Intended Term:	36 Months

G. Lease Expiration Date:	June 30, 2015

H. Tenant’s Punch List Period:	Fifteen (15) days

I. First Month’s Prepaid Rent:	$12,487.00

J. Last Month’s Prepaid Rent:	$807.61

K. Tenant’s Security Deposit:	Not applicable

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L. Late Charge Amount:	$100.00

M. Real Property Tax Base Year:	2012-2013

N. Insurance Base Year:	2012-2013

O. Tenant’s Required Liability Coverage:	$500,000.00

P. Tenant’s Number of Parking Spaces:	Entire lot for 355 Turtle Creek Court

Q.	Project and Building: That certain real property situated in the City of San Jose, County of Santa Clara, State of California, as presently improved with one (1) building, which real property is shown on the Site Plan attached hereto as Exhibit “A” and is commonly known as or otherwise described as follows:

“A one story concrete tilt-up building consisting of approximately 13,990 square feet located at 355 Turtle Creek Court, San Jose, CA 95125”

R.	Leased Premises: That certain interior space within the Building, which space is shown outlined in red on the Floor Plan attached hereto as Exhibit “B” consisting of approximately 13,990 square feet and, for purposes of this Lease, agreed to contain said number of square feet. The Leased Premises are commonly known as or otherwise described as follows:

“Approximately 13,990 square feet of office and warehouse space consisting of that one story concrete tilt-up building located at 355 Turtle Creek Court, San Jose, CA 95125, in its entirety”

S.	Base Monthly Rent: The term “Base Monthly Rent” shall mean the following: Without prior demand, Tenant shall pay monthly rent on or before the tenth day of each month as follows:

MONTHS 1-12: TWELVE THOUSAND FOUR HUNDRED EIGHTY SEVEN & 00/100 DOLLARS ($12,487.00)

MONTHS 13-24: TWELVE THOUSAND EIGHT HUNDRED TWENTY FIVE & 00/100 DOLLARS ($12,825.00)

MONTHS 25-36: THIRTEEN THOUSAND NINETY FIVE & 00/100 DOLLARS ($13, 095.00)

T.	Permitted Use: The term “Permitted Use” shall mean the following: Office use and machining and fabrication of electronic components. Such use shall not include the manufacture, use, or storage of industrial solvents, excepting ordinary janitorial cleaning solutions and then only in quantities necessary for routine janitorial cleaning of the demised premises. Notwithstanding the foregoing sentence, such solvents may be used or stored on the premises if and only if Tenant obtains written authorization executed by Landlord specifying the solvent or solvents permitted to be used or stored and the permissible quantities of each solvent.

U.	Exhibits: The term “Exhibits” shall mean the Exhibits to this Lease, which is described as follows:

Exhibit “A”—Site Plan showing the Project and delineating the building in which the Leased Premises are located.

V.	Addenda: The term “Addenda” shall mean the Addendum or (Addenda) to this Lease.

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ARTICLE 2

LEASED PREMISES TERM AND POSSESSION

2.1	DEMISE OF LEASED PREMISES: Landlord hereby leases to Tenant and tenant hereby leases from Landlord for Tenant’s own use in the conduct of Tenant’s business and not for purposes of speculating in real estate, for the Lease Term and upon the terms and subject to the conditions of this Lease, that certain interior space described in Article 1 as the Leased Premises, reserving and excepting to Landlord the exclusive right to all profits to be derived from any assignments or sub-lettings by Tenant during the Lease Term by reason of the appreciation in the fair market rental value of the Leased Premises. Landlord further reserves the right to install, maintains, use and replace ducts, wires, conduits and pipes leading through the Leased Premises in locations which will not materially interfere with Tenant’s use of the Lease Premises. Tenant’s Lease of the Leased Premises, together with the appurtenant right to use the Common Areas as described in Paragraph 2.2 below, shall be conditioned upon and be subject to the continuing compliance by Tenant with (i) all the terms and conditions of this Lease, (ii) all Laws governing the use of the Leased Premises and the Project, (iii) all Private Restrictions, easements and other matters now of public record respecting the use of the Leased Premises and the Project, and (iv) all reasonable rules and regulations from time to time established by Landlord.

2.2	RIGHT TO USE COMMON AREAS: As an appurtenant right to Tenant’s right to the use of the Leased Premises, Tenant shall have the non-exclusive right to use the Common Areas in conjunction with other tenants of the Project and their invitees, subject to the limitations on such use as set forth in Article 4, and solely for the purposes for which they were designed and intended. Tenant’s right to use the Common Areas shall terminate concurrently with any termination of this Lease.

2.3	LEASE COMMENCEMENT DATE AND LEASE TERM: The term of this Lease shall begin, and the Lease Commencement Date shall be deemed to have occurred, on the Intended Commencement Date (as set forth in Article 1) unless either (i) Landlord is unable to deliver possession of the Leased Premises to Tenant on the Intended Commencement Date, in which case the Lease Commencement Date shall be as determined pursuant to Paragraph 2.7 below (the “Lease Commencement Date”). The term of this Lease shall end on the Lease Expiration Date (as set forth in Article 1), irrespective of whatever date the Lease Commencement Date is determined to be pursuant to the foregoing sentence. The Lease Term shall be that period of time commencing on the Lease Commencement Date and ending on the Lease Expiration Date (the “Lease Term”).

2.4	DELIVERY OF POSSESSION: Landlord shall deliver to Tenant possession of the Leased Premises on or before the Intended Commencement Date (as set forth in Article 1) in their presently existing condition, broom clean, unless Landlord shall have agreed, as a condition to Tenant’s obligation, to accept possession of the Leased Premises, pursuant to an Addenda attached to and made a part of this Lease to modify existing interior improvements or to make, construct and/or install additional specified improvements within the Leased Premises, in which case Landlord shall deliver to Tenant possession of the Leased Premises on or before the Intended Commencement Date as so modified and/or improved. If Landlord is unable to so deliver possession of the Leased Premises to Tenant on or before the Intended Commencement Date, for whatever reason, Landlord shall not be in default under this Lease, nor shall this Lease be void, voidable or cancelable by Tenant until the lapse of one hundred twenty days after the Intended Commencement Date (the “delivery grace period”); however, the Lease Commencement Date shall not be deemed to have occurred until such date as Landlord notifies Tenant that the Leased Premises are Ready for Occupancy. Additionally, the delivery grace period above set forth shall be extended for such number of days as Landlord may be delayed in delivering possession of the Leased Premises to Tenant by reason of Force Majeure or the actions of Tenant. If Landlord is unable to deliver possession of the Leased Premises to Tenant within the described delivery grace period (including any extensions thereof by reason of Force Majeure of the actions of Tenant), then Tenant’s sole remedy shall be to cancel and terminate this Lease, and in no event shall Landlord be liable to Tenant for such delay. Tenant may not cancel this Lease at any time after the date Landlord notifies Tenant the Lease Premises are Ready for Occupancy.

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2.5	ACCEPTANCE OF POSSESSION: Tenant acknowledges that it has inspected the Leased Premises and is willing to accept them in their existing condition, broom clean, unless Landlord shall have agreed, as a condition to Tenant’s obligation to accept possession of the Leased Premises, pursuant to an Addenda attached to and made a part of this Lease to modify existing interior improvements or to make, construct and/or install additional specified improvements within the Leased Premises, in which case Tenant agrees to accept possession of the Lease Premises when Landlord has substantially completed such modifications or improvements and the Lease Premises are Ready for Occupancy. If Landlord shall have so modified existing improvements or constructed additional improvements within the Leased Premises for Tenant, Tenant shall, with Tenant’s punch list Period (as set forth in Article 1) which shall commence on the date that Landlord notifies Tenant that the Leased Premises are Ready for Occupancy, submit to Landlord a punch list of all incomplete and/or improper worked performed by Landlord. Upon the expiration of Tenant’s punch list Period, Tenant shall be conclusively deemed to have accepted the Leased Premises in their then-existing condition as so delivered by landlord to Tenant, except as to those items reasonably set forth in Tenant’s punch list, provided that such punch list was submitted to Landlord with Tenant’s Punch list Period. Additionally, Landlord agrees to place in good working order all existing plumbing, lighting, heating, ventilating and air conditioning systems within the Leased Premises and all man doors and roll-up truck doors serving the Leased Premises to the extent that such systems and/or items are not in good operating condition as of the date Tenant accepts possession of the Leased Premises; provided that, an only if, Tenant notifies Landlord in writing of such failures or deficiencies within five business days from the date Tenant so accepts possession of the Lease Premises.

2.6	SURRENDER OF POSSESSION: Immediately prior to the expiration or upon the sooner termination of this Lease, tenant shall remove all of Tenant’s signs from the exterior of the Building and shall remove all of Tenant’s equipment, trade fixtures, furniture, supplies, wall decorations and other personal property from the Leased Premises, and shall vacate and surrender the Leased Premises to Landlord in the same condition, broom clean, as existed at the Lease Commencement Date, reasonable wear and tear expected. Tenant shall repair all damage to the Leased Premises caused by Tenant’s removal of tenant’s property and all damage to the exterior of the Building caused by Tenant’s removal of Tenant’s signs. Tenant shall patch and refinish, to Landlord’s reasonable satisfaction, all penetrations made by Tenant or its employees to the floor, walls or ceiling of the Lease Premises, whether such penetrations were made with Landlord’s approval or not. Tenant shall repair or replace all stained or damaged ceiling tiles, wall coverings and floor coverings to the reasonable satisfaction of Landlord. Tenant shall repair all damage caused by Tenant to the exterior surface of the Building and the paved surfaces of the outside areas adjoining the Leased Premises and, where necessary, replace or resurface same. Additionally, Tenant shall, prior to the expiration or sooner termination of this Lease, remove any improvements constructed or installed by Tenant which Landlord requests be so removed by Tenant and repair all damage caused by such removal. If the Leased Premises are not surrendered to Landlord in the condition required by this Paragraph at the expiration or sooner termination of this Lease, Landlord may, at Tenant’s expense, so remove Tenant’s signs, property and/or improvements not so removed and make such repairs and replacements not so made or hire, at Tenant’s expense, independent contractors to perform such work. Tenant shall be liable to Landlord for all costs incurred by Landlord in returning the Leased Premises to the required condition, plus interest on all costs incurred from the date paid by Landlord at the then maximum rate of interest not prohibited by Law until paid, payable by Tenant to Landlord within tent days after receipt of a statement therefore from Landlord. Tenant shall indemnify Landlord against loss or liability resulting from delay by Tenant in so surrendering the Leased Premises, including, without limitation, any claims made by any succeeding tenant or any losses to Landlord due to the lost opportunities to lease succeeding tenants.

2.7	EARLY OCCUPANCY: If Tenant enters into possession of the Lease Premises prior to the Intended Commencement Date (or permits its contractors to enter the Leased Premises prior to the Intended Commencement Date), unless otherwise agreed in writing by Landlord, the Lease Commencement Date shall be deemed to have occurred on such sooner date, and Tenant shall be obligated to perform all its obligations under this Lease, including the obligation to pay rent, from that sooner date.

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ARTICLE 3

RENT, LATE CHARGES AND SECURITY DEPOSITS

3.1	BASE MONTHLY RENT: Commencing on the Lease Commencement Date (as determined pursuant to Paragraph 2.3 above) and continuing throughout the Lease Term, Tenant shall pay to Landlord, without prior demand therefore, in advance on the first day of each calendar month, as base monthly rent, the amount set forth as “Base Monthly Rent” in Article 1 (the “Base Monthly Rent”).

3.2	ADDITIONAL RENT: Commencing on the Lease Commencement Date (as determined pursuant to Paragraph 2.3 above) and continuing throughout the Lease Term, Tenant shall pay to Landlord as additional rent (the “Additional Rent”) the following amounts:

A.	Tenant’s Proportionate Share of all increases in Landlord’s Insurance Costs and Real Property Taxes over those paid during the period set forth in Article 1 as the “Insurance Base Year” and the “Real Property Tax Base Year”, respectively, plus an accounting fee equal to five percent of such increase. Payment shall be made by whichever of the following methods is from time to time designated by Landlord:

(1)	Landlord may bill to Tenant, on a periodic basis not more frequent than monthly, Tenant’s Proportionate Share of any increases in Landlord’s Insurance Costs or Real Property Taxes, as paid or incurred by Landlord during the current period over those paid or incurred in the same period during the applicable Base Year, and Tenant shall pay such share of such increases, together with an accounting fee equal to five percent of the amount billed, within ten days after receipt of a written bill therefore from Landlord; or

(2)	Landlord may deliver to Tenant Landlord’s reasonable estimate of the increase in Landlord’s Insurance Costs and/or Real Property Taxes it anticipates will be paid or incurred for the ensuing calendar or fiscal year, as the case requires, over those paid or incurred during the applicable Base Year, and Tenant shall pay its Proportionate Share of the estimated increases for such year, together with an accounting fee equal to five percent of the amount billed, in equal monthly installments during such year with the installments of Base Monthly Rent. Landlord reserves the right to change from time to time the method of billing Tenant its Proportionate Share of such increases or the periodic basis on which such increases are billed.

B.	Landlord’s share of the consideration received by Tenant upon certain assignments and subletting as required by Article 7;

C.	Any legal fees and costs that Tenant is obligated to pay or reimburse to Landlord pursuant to Article 13; and

D.	Any other charges or reimbursements due Landlord from Tenant pursuant to the terms of this Lease.

E.	For the purposes of this Lease, the term “Additional Rent” shall not include an accounting fee equal to five percent (5%) of the increase in the Tenant’s Proportionate Share in any increases in Landlord’s Insurance Costs or Real Property Taxes. No such charge shall be imposed on the Tenant during the term of the Lease.

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3.3.	YEAR-END ADJUSTMENTS: If Landlord shall have elected to charge Tenant its Proportionate Share of the increases in Landlord’s Insurance Costs and/or Real Property Taxes on an estimated basis in accordance with the provisions of Paragraph 3.2A(2) above, Landlord shall furnish to Tenant within three months following the end of the applicable calendar or fiscal year, as the case may be, a statement setting forth (i) the amount of Landlord’s Insurance Costs and/or Real Property Taxes paid or incurred during the just ended calendar or fiscal year, as appropriate, (ii) the amount of Landlord’s Insurance Costs and/or Real Property Taxes paid or incurred during the applicable Base Year, and (iii) Tenant’s Proportionate Share of the increases, if any, in Landlord’s Insurance Costs and/or Real Property Taxes for the just ended fiscal or calendar year, as appropriate. If Tenant shall have paid more than its Proportionate Share of such increases for the previous year, Landlord shall, at its election, either (i) credit the amount of such overpayment toward the next ensuing payment or payments of Additional Rent that would otherwise be due or (ii) refund in cash to Tenant the amount of such overpayment. If such year-end statement shall show that Tenant did not pay its Proportionate Share of any such increases in full, then Tenant shall pay to Landlord the amount of such underpayment, together with the accounting fee applicable thereto, within ten days from Landlord’s billing of same to Tenant. The provisions of this Paragraph shall survive the expiration or sooner termination of this Lease.

3.4	LATE CHARGE AND INTEREST ON RENT IN DEFAULT: Tenant acknowledges that the late payment by Tenant of any monthly installment of Base Monthly Rent or any Additional Rent will cause Landlord to incur certain costs and expenses not contemplated under this Lease, the exact amounts of which are extremely difficult or impractical to fix. Such costs and expenses will include, without limitation, administration and collection costs and processing and accounting expenses. Therefore, if any installment of Base Monthly Rent is not received by Landlord from Tenant with six calendar days after the same becomes due, Tenant shall immediately pay to Landlord a late charge in an amount equal to the amount set forth in Article 1 as the “Late Charge Amount”, and if any Additional Rent is not received by Landlord within six calendar days after same becomes due, Tenant shall immediately pay to Landlord a late charge in an amount equal to ten percent of the Additional Rent not so paid. Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for its loss suffered by reason of Tenant’s failure to make timely payment. In no event shall this provision for a late charge be deemed to grant to Tenant a grace period or extension of time within which to pay any rental installment or prevent Landlord from exercising any right or remedy available to Landlord upon Tenant’s failure to pay each rental installment due under this Lease when due, including the right to terminate this Lease. If any rent remains delinquent for a period in excess of six calendar days, then, in addition to such late charge, Tenant shall pay to Landlord interest on any rent that is not so paid from said sixth day at the then maximum interest rate not prohibited by Law until paid.

3.5	PAYMENT OF RENT: All rent shall be paid in lawful money of the United States, without any abatement, deduction or offset for any reason whatsoever, to Landlord at such address as Landlord may designate from time to time. Tenant’s obligation to pay Base Monthly Rent and all Additional Rent shall be prorated at the commencement and expiration of the Lease Term. The failure of Tenant to pay any of the Additional Rent as required pursuant to this Lease when due shall be treated the same as a failure by Tenant to pay Base Monthly Rent when due, and Landlord shall have the same rights and remedies against Tenant as Landlord would have if Tenant failed to pay the Base Monthly Rent when due.

3.6	PREPAID RENT: Tenant has paid to Landlord the amount set forth in Article 1 as “First Month’s Prepaid Rent” as prepayment of rent for credit against the first installment(s) of Base Monthly Rent due hereunder. Additionally, Tenant has paid to Landlord the Monthly Rent due hereunder, subject, however, to the provisions of Paragraph 3.7 below.

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3.7	SECURITY DEPOSIT: Tenant has deposited with Landlord the amount set forth in Article 1 as the “Security Deposit” as security for the performance by Tenant of the terms of this Lease to be performed by Tenant, and not as prepayment of rent. Landlord may apply such portion or portions of the Security Deposit as are reasonably necessary for the following purposes: (i) to remedy any default by Tenant in the payment of Base Monthly Rent or Additional Rent or a late charge or interest on default rent; (ii) to repair damage to the Lease Premises caused by Tenant; (iii) to clean and repair the Lease Premises following their surrender to Landlord if not surrendered in the condition required pursuant to the provisions of Article 2; and (iv) to remedy any other default of Tenant to the extent permitted by Law including, without limitation, paying in full on Tenant’s behalf any sums claimed by material-men or contractors of Tenant to be owing to them by Tenant for work done or improvements made at Tenant’s request to the Lease Premises. In this regard, Tenant hereby waives any restriction on the uses to which the Security Deposit may be applied as contained in Section 1950.7(c) of the California Civil Code and/or any successor statute. In the event the Security Deposit or any portion thereof is so used, Tenant shall pay to Landlord, promptly upon demand, an amount in cash sufficient to restore the Security Deposit to the full original sum if Tenant fails to promptly restore the Security Deposit and if Tenant shall have paid to promptly restore the Security Deposit and if Tenant shall have paid to Landlord any sums as “Last Month’s Prepaid Rent” Landlord may, in addition to any other remedy Landlord may have under this Lease reduce the amount of Tenant’s Last Month’s Prepaid Rent by transferring all or portions of such Last Month’s Prepaid Rent to Tenant’s Security Deposit until such Security Deposit is restored to the amount set forth in Article 1. Landlord shall not be deemed a trustee of the Security Deposit. Landlord may use the Security Deposit in Landlord’s ordinary business and shall not be required to segregate it from its general accounts. Tenant shall not be entitled to any interest on the Security Deposit. If Landlord transfers the Building during the Lease Term, Landlord may pay the Security Deposit to any subsequent owner in conformity with the provisions of Section 1905.7 of the California Civil Code and/or any successor statute. In which event the transferring landlord shall be released from all liability for the return of the Security Deposit. Tenant specifically grants to Landlord (and hereby waives the provisions of California Civil Code Section to the contrary) a period of sixty days following a surrender of the Leased Premises by Tenant to Landlord within which to restore the Security Deposit (less permitted deductions) to Tenant, if being agreed between Landlord and Tenant that sixty days is a reasonable period of time within which to inspect the Lease Premises, make required repairs, receive and verify workmen’s billings therefore, and prepare a final accounting with respect to such deposit. In no event shall the Security Deposit, or any portion thereof, be considered prepaid rent.

For the purposes of this Lease, paragraph 3.7 “Security Deposit” above, shall not be applicable during this Lease Term.

ARTICLE 4

USE OF LEASED PREMISES AND COMMON AREAS

4.1	PERMITTED USE: Tenant shall be entitled to use the Leased Premises solely for the “Permitted use” as set forth in Article 1 and for no other purpose whatsoever. Tenant shall continuously and without interruption use the Lease Premises for such purpose for the entire Lease Term. Any discontinuance of such use for a period of thirty consecutive calendar days shall be, at Landlord’s election, a default by Tenant under the terms of this Lease. Subject to the limitations contained in this Article 4, Tenant shall have the right to use the Common Areas, in conjunction with other tenants and during normal business hours, solely for the purposes for which they were intended and for no other purposes whatsoever. Tenant shall not have the right to use the exterior surfaces of exterior walls, the area beneath the floor or the area above the ceiling of the Leased Premises.

4.2	GENERAL LIMITATIONS ON USE: Tenant shall not do or permit anything to be done in or about the Leased Premises, the Building, the Common Areas or the Project which does or could (i) interfere with the rights of other tenants or occupants of the Building or the Project, (ii) jeopardize the structural integrity of the Building or (iii) cause damage to any part of the Building or the Project. Tenant shall not operate any equipment within the Leased Premises which does or could (i) injure, vibrate or shake the Leased Premises or the building, (ii) damage, overload or impair the efficient operation of any electrical, plumbing, heating, ventilating or air conditioning systems within or servicing the Lease Premises or the Building or (iii) damage or impair the efficient operation of the sprinkler system (if any) within or servicing the Leased Premises or the Building. Tenant shall not install any equipment or antennas on or make any penetrations of the exterior walls or roof of the Building. Tenant shall not affix any equipment to or make any penetrations or cuts in the floor, ceiling or walls of the Leased Premises. Tenant shall not place any loads upon the floors, walls ceilings or roof systems, which could endanger the structural integrity of the Building or damage its floors, foundations or supporting structural components. Tenant shall not place any explosive, flammable or harmful fluids or other waste materials in the drainage systems of the Building or the Project. Tenant shall not drain or discharge any fluids in the landscaped areas or across the paved areas o the Project. Tenant shall not use any area located outside the Leased Premises for the storage of its materials, supplies, inventory or equipment, and all such materials, supplies, inventory and equipment shall at all times be stored within the Leased Premises. Tenant shall not commit nor permit to be committed any waste in or about the Leased Premises, the Common Areas or the Project.

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4.3	NOISE AND EMISSIONS: All noise generated by Tenant in its use of the Leased Premises shall be confined or muffled so that it does not interfered with the businesses or annoy other tenants of the Building or the Project. All dust, fumes odors and other emissions generated by Tenant’s use of the Leased Premises shall be sufficiently dissipated in accordance with sound environmental practices and exhausted from the Leased Premises in such a manner so as not to interfere with the businesses of or annoy other tenants of the Building or the Project, or cause any damage to the Leased Premises or the Building or any component part thereof or the property of other tenants of the Building of the Project.

4.4	TRASH DISPOSAL: Tenant shall provide trash and garbage disposal facilities inside the Leased Premises for all of its trash, garbage and waste requirements (other than general office waste which may be disposed of in the trash bins provided by Landlord), and shall cause such trash, garbage and waste to be regularly removed from the Leased Premises at Tenant’s sole cost. Tenant shall keep all areas outside the Leased Premises and all fire corridors and mechanical equipment rooms in or about the Leased Premises free and clear of all trash, garbage, waste and boxes containing same at all times.

4.5	PARKING: Tenant is allocated, and Tenant and its employees and invitees shall have the non-exclusive right to use, not more than the number of parking spaces set forth in Article 1 as “Tenant’s Number of Parking Spaces”. Tenant shall not, at any time, use or permit its employees or invitees to use more parking spaces than the number so allocated to Tenant. Tenant shall not have the exclusive right to use any specific parking space, and Landlord reserves the right to designate from time to time the location of the parking spaces allocated for Tenant’s use. In the event Landlord elects or is required by any Law to limit or control parking within the Project, whether by validation of parking tickets or any other method, Tenant agrees to participate in such validation or other program as reasonably established by Landlord. Tenant shall not, at any time, park or permit to be parked any trucks or vehicles adjacent to entryways or loading areas within the Project so as to interfere in any way with the use of such areas, nor shall Tenant, at any time, park or permit the parking of Tenant’s trucks or other vehicles, or the trucks and vehicles of Tenant’s suppliers or others, in any portion of the Common Areas not designated by Landlord for such use by Tenant. Tenant shall not, at any time, park or permit to be parked any recreational vehicles, inoperative vehicles or equipment on any portion of the common parking area or other Common Areas of the Project. Tenant agrees to assume responsibility for compliance by its employees and invitees with the parking provisions contained herein. If Tenant or its employees park any vehicle within the Project in violation of these provisions, then Landlord may charge Tenant, as Additional Rent, and Tenant agrees to pay, as Additional Rent, Ten Dollars per day for each day or partial day that each such vehicle is parked in any area other than that designated. Tenant hereby authorizes Landlord, at Tenant’s sole expense, to tow away from the Project and store until redeemed by its owner any vehicle belonging to Tenant or Tenant’s employees parked in violation of these provisions.

4.6	SIGNS: Tenant shall not place or install on or within any portion of the Leased Premises, the Building, the Common Areas or the Project any sign (other than a business identification sign first approved by Landlord in accordance with this Paragraph), advertisements, banners, placards or pictures which are visible from the exterior of the Leased Premises. Tenant shall not place or install on or within any portion of the Leased Premises, the Building, the Common Areas or the Project any business identification sign which is visible from the exterior of the Leased Premises until Landlord shall have first approved in writing the location, sized, content, design, method of attachment and material to be used in the making of such sign. Any signs, once approved by Landlord, shall be installed only in strict compliance with Landlord’s approval, at Tenant’s expense, using a person first approved by Landlord to install same. Landlord may remove any signs (not first approved in writing by Landlord), advertisements, banners, placards or pictures so placed by Tenant on or with the Leased Premises, the Building, the Common Areas or the Project and charge to tenant the cost of such removal, together with any costs incurred by landlord to repair any damage caused thereby, including any cost incurred to restore the surface upon which such sign was so affixed to its original condition. Tenant shall remove any such signs, repair any damage caused thereby, and restore the surface upon which the sign was affixed to its original condition, all to Landlord’s reasonable satisfaction, upon the termination of this Lease.

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4.7	COMPLIANCE WITH LAWS AND PRIVATE RESTRICTIONS: Tenant shall not use or permit any person to use the Leased Premises in any manner, which violates any Laws or Private Restrictions. Tenant shall abide by and shall promptly observe and comply with, at its sole cost and expense, all Laws and Private Restrictions respecting the use and occupancy of the Lease Premises, the Building, the Common Areas or the Project and shall defend with competent counsel, indemnify and hold Landlord harmless from any claims, damages or liability resulting from Tenant’s failure to do so.

4.8	COMPLIANCE WITH INSURANCE REQUIREMENTS: With respect to any insurance policies carried by Landlord in accordance with the provisions of this Lease, Tenant shall not conduct (nor permit any other person to conduct) any activities with the Leased Premises, or store, keep or use anything with the Leased Premises with (i) is prohibited under the terms of any of such policies, (ii) could result in the termination of the coverage afforded under any of such policies, (iii) could give to the insurance carriers the right to cancel any of such policies, or (iv) could cause an increase in the rates (over standard rates) charged for the coverage afforded under any such policies. Tenant shall comply with all requirements of any insurance company, insurance underwriter, or Board of Fire Underwriters which are necessary to maintain, at standard rates, the insurance coverage’s carried by either Landlord or Tenant pursuant to this Lease.

4.9	LANDLORD’S RIGHT TO ENTER: Landlord and its agents shall have the right to enter the Leased Premises during normal business hours and subject to Tenant’s reasonable security measures for the purpose of (i) inspecting the same; (ii) supplying any services to be provided by Landlord to Tenant; (iii) showing the Leased Premises to prospective purchasers, mortgagees or tenants; (iv) making necessary alternations, additions or repairs; (v) performing any of Tenant’s obligations when Tenant has failed to do so after giving Tenant reasonable written notice of its intent to do so; and (vi) posting notices of non-responsibility. Additionally, Landlord shall have the right to enter the Leased Premises at times of emergency. Any entry into the Leased Premises or portions thereof obtained by Landlord in accordance with this Paragraph shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Leased Premises, or an eviction, actual or constructive, of Tenant from the Leased Premises or any portion thereof.

4.10	CONTROL OF COMMON AREAS: Landlord shall at all times have exclusive control of the Common Areas. Landlord shall have the right, without the same constituting an actual or constructive eviction and without entitling Tenant to any reduction in or abatement of rent, to: (i) temporarily closed any part of the Common Areas to whatever extent required in the opinion of Landlord’s counsel to prevent a dedication thereof or the accrual of any prescriptive rights therein: (ii) temporarily close all or any part of the Common Areas to perform maintenance or for any other reason deemed sufficient by Landlord; (iii) change the shape, size, location, number and extent of improvements within the Common Areas including, without limitation, changing the location of driveways, entrances, exits, parking spaces, parking areas, sidewalks, directional or locator signs, or the direction of the flow of traffic; and (iv) to make additions to the Common Areas including, without limitation, the construction of parking structures. Landlord shall have the right to change the name or address of the Building. Tenant in its use of the Common Areas, shall keep the Common Areas free and clear of all obstructions created or permitted by Tenant. If, in the opinion of Landlord, unauthorized persons are using any of the Common Areas by reason of, or under claim of, the express or implied authority or consent of Tenant, then Tenant, upon demand of Landlord, shall restrain, to the fullest extent then allowed by Law, such unauthorized use, and shall initiate such appropriate proceedings as may be required to so restrain such use. Nothing contained herein shall affect the right of Landlord at any time to remove any unauthorized person from the Common Areas or to prohibit the use of the Common Areas by unauthorized persons, including without limitation, the right to prohibit mobile food and beverage vendors. In exercising any such right regarding the Common Areas, Landlord shall make a reasonable effort to minimize any disruption to Tenant’s business.

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4.11	RULES AND REGULATIONS: Landlord shall have the right from time to time to establish reasonable rules and regulations and/or amendments or additions thereto respecting the use within the Project and the use of the Common Areas for the care and orderly management of the Project and the safety of its tenants, occupants and invitees. Upon delivery to Tenant of a copy of such rules and regulations or any amendments or additions thereto, Tenant shall comply with such rules and regulations. A violation by Tenant of any of such rules and regulations shall constitute a default by Tenant under this Lease. If there is a conflict between the rules and regulations and any of the provisions of this Lease, the provisions of this Lease shall prevail. Landlord shall not be responsible or liable to Tenant for the violation of such rules and regulations by any other tenant of the Project.

4.12	ENVIRONMENTAL PROTECTION: Landlord may voluntarily cooperate in a reasonable manner with the efforts of all governmental agencies in reducing actual or potential environmental damage. Tenant shall not be entitled to terminate this Lease or to any reduction or abatement of rent by reason of such compliance or cooperation. Tenant agrees at all times to cooperate fully with Landlord and to abide by all rules and regulations and requirements which Landlord may reasonably prescribe in order to comply with the requirements and recommendations of governmental agencies regulating, or otherwise involved in, the protection of the environment.

ARTICLE 5

REPAIRS, MAINTENANCE, SERVICES AND UTILITIES

5.1	REPAIRS AND MAINTENANCE: Except in the case of damage to or destruction of the Leased Premises, the Building or the Project caused by an Act of God or other peril, in which case the provisions of Article 10 shall control, the parties shall have the following obligations and responsibilities with respect to the repair and maintenance of the Leased Premises, the Building and the Common Areas.

A.	Tenant’s Obligation: Tenant shall, at all times during the Leased Term and at its sole cost and expense, regularly clean and continuously keep and maintain in good order, condition and repair the Leased Premises and every part thereof and all appurtenances thereto, including, without limiting the generality of the foregoing, (i) all interior walls, floors and ceilings, (ii) all windows, doors and skylights, (iii) all electrical wiring, conduits, connectors and fixtures, (iv) all plumbing, pipes, sinks, toilets, faucets and drains, (v) all lighting fixtures, bulbs and lamps, (vi) all heating, ventilating and air conditioning equipment located within the Leased Premises or located outside the Leased Premises (e.g. rooftop compressors) and serving the Leased Premises (other tan Common HVAC as defined in Subparagraph B below), and all entranceways to the Leased Premises. Tenant, if requested to do so by Landlord, shall have at Tenant’s sole cost and expense, a licensed heating, ventilating and air conditioning contractor to regularly and periodically inspect (not less frequently than every three months) and perform required maintenance on the heating, ventilating and air conditioning equipment and systems serving the Leased Premises, or alternately, Landlord may so contract in its own name for such regular and periodic inspections of and maintenance on such heating, ventilating and air conditioning equipment and systems and charge to Tenant, as Additional Rent, the cost thereof. Tenant shall, at its sole cost and expense, repair all damage to the Building, the Common Areas or the Project caused by the activities of Tenant, its employees, invitees or contractors promptly following written notice from Landlord to so repair such damage. If Tenant shall fail to perform the required maintenance or fail to make repairs required of it pursuant to Paragraph within a reasonable period of time following notice from Landlord to do so, then Landlord may, at its election and without waiving any other remedy it may otherwise have under this Lease or at Law, perform such maintenance or make such repairs and charge to Tenant, as Additional Rent, the costs so incurred by Landlord for same. All glass within or a part of the Leased Premises, both interior and exterior, is at the sole risk of Tenant and any broken glass shall promptly be replaced by Tenant at Tenant’s expense with glass of the same kind, size and quality.

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B.	Landlord’s Obligation: Landlord shall, at all times during the Lease Term, maintain in good condition and repair; (i) the exterior and structural parts of the Building (including the foundation, sub-flooring, load- bearing and exterior walls, and roof); (ii) the Common Areas; and (iii) the electrical and plumbing systems located outside the Leased Premises which service the Building. Additionally, to the extent that the Building contains central heating, ventilating and or air conditioning systems located outside the Leased Premises and designed to service, and then servicing, more than a single tenant within the Building, (“Common HVAC”), Landlord shall maintain in good operating condition and repair such Common HVAC equipment and systems.

5.2	SERVICES AND UTILITIES: The parties shall have the following responsibilities and obligations with respect to obtaining and paying the cost of providing the following utilities and other services to the Leased Premises.

A.	Gas and Electric: Tenant shall arrange, at its sole expense and in its own name, for the supply of gas and electricity to the Leased Premises. In the event that such services are not separately metered, Tenant shall, at its sole expense, cause such meters to be installed. Tenant shall be responsible for determining if the local supplier of gas and/or electricity can supply the needs of Tenant and whether or not the existing gas and/or electrical distribution systems within the Building and the Leased Premises are adequate for Tenant’s needs. Tenant shall pay all charges for gas and electricity as so supplied to the Leased Premises.

B.	Water: Tenant shall arrange, at its sole expense and in its own name, for the supply of water to the Leased Premises.

C.	Security Services: Tenant acknowledges that Landlord is not responsible for the security of the Leased Premises or the protection of Tenant’s property or Tenant’s employees, invitees or contractors, and that to the extent Tenant determines that such security or protection services are advisable or necessary, Tenant shall arrange for an pay the costs of providing same.

D.	Trash Disposal: Landlord will provide one trash bin or each building within the Project for use by the tenants of such building for disposal of general office waste only and for no other purpose. In no event shall Tenant use the trash bins provided by Landlord for disposal of any of its industrial waste, garbage or trash, and in no event shall Landlord be required to provide extra bins for such purpose to because other tenants of the Building or the Project are using such bins for such purpose.

5.3	ENERGY AND RESOURCE CONSUMPTION: Landlord may voluntarily cooperate in a reasonable manner with the efforts to governmental agencies and/or utility suppliers in reducing energy or other resource consumption within the Project. Tenant shall not be entitled to terminate this Lease or to any reduction in or abatement of rent by reason of such compliance or cooperation. Tenant agrees at all times to cooperate fully with Landlord and to abide by all reasonable rules established by Landlord (i) in order to maximize the efficient operation of the electrical, heating, ventilating and air conditioning systems and all other energy or other resource consumption systems within the Project and/or (ii) in order to comply with the requirements and recommendations of utility suppliers and governmental agencies regulating the consumption of energy and/or other resources.

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5.4	LIMITATION OF LANDLORD’S LIABILITY: Landlord shall not be liable to Tenant for injury to Tenant, its employees, agents, invitees or contractors, damage to Tenant’s property or loss of Tenant’s business or profits, nor shall Tenant be entitled to terminate this Lease or to any reduction in or abatement of rent by reason of (i) Landlord’s failure to perform any maintenance or repairs to the Project until Tenant shall have first notified Landlord, in writing, of the need for such maintenance or repairs, and then only after Landlord shall have had a reasonable period of time following its receipt of such notice within which to perform such maintenance or repairs, or (ii) any failure, interruption, rationing or other curtailment in the supply of water, electric current, gas or other utility service to the Leased Premises, the Building or the Project from whatever cause (other than Landlord’s gross negligence or willful misconduct), or (iii) the unauthorized intrusion or entry into the Leased Premises by third parties (other than Landlord).

ARTICLE 6

ALTERATIONS AND IMPROVEMENTS

6.1	BY TENANT: Tenant shall not make any alterations to or modifications of the Leased Premises or construct any improvements to or within the Leased Premises without Landlord’s prior written approval, and then not until Landlord shall have first approved, in writing, the plans and specifications therefore, which approval shall not be unreasonably withheld. All such modifications, alterations or improvements, once so approved, shall be made, constructed or installed by Tenant at Tenant’s expense, using a licensed contractor first approved by Landlord, in substantial compliance with the Landlord-approved plans and specifications therefore. All work undertaken by Tenant shall be done in accordance with all Laws and in good and workmanlike manner using new materials of good quality. Tenant shall not commence the making of any such modifications or alterations or the construction of any such improvements until (i) all required governmental approvals and permits shall have been obtained, (ii) all requirements regarding insurance imposed by this Lease have been satisfied, (iii) Tenant shall have given Landlord at least five business days prior to written notice of its intention to commence such work so that Landlord may post and file notices of non-responsibility, and (iv) if requested by Landlord, Tenant shall have obtained contingent liability and broad form builder’s risk insurance in an amount satisfactory to Landlord to cover any perils relating the proposed work not covered by insurance carried by Tenant pursuant to Article 9. In no event shall Tenant make any modifications, alterations or improvements to the Common Areas or any areas outside the Leased Premises. As used in the Article, the term “modifications”, alterations and/or improvements” shall include, without limitation, the installation of additional electrical outlets, overhead lighting fixtures, drains, sinks, partitions, doorways, or the like.

6.2	OWNERSHIP OF IMPROVEMENTS: All modifications, alternations and improvements made or added to the Leased Premises by Tenant (other than Tenant’s inventory, equipment, movable furniture, wall decorations and trade fixtures) shall be deemed real property and a part of the Leased Premises, but shall remain the property of Tenant during the Lease Term. Any such modifications, alterations or improvements, once completed, shall not be altered or removed from the Leased Premises during the Lease Term without Landlord’s written approval first obtained in accordance with the provisions of Paragraph 6.1 above. At the expiration or sooner termination of this Lease, all such modifications, alterations and improvements (other than Tenant’s inventory, equipment, movable furniture, wall decorations and trade fixtures) shall automatically become the property of the Landlord and shall be surrendered to Landlord as part of the Leased Premises as required pursuant to Article unless Landlord shall require Tenant to remove any of such modifications, alterations or improvements in accordance with the Provision of Article 2, in which case Tenant shall so remove same. Landlord shall have no obligation to reimburse to Tenant all or any portion of the cost or value of any such modifications, alterations or improvements so surrendered to Landlord. All modifications, alterations or improvements which are installed or constructed on or attached to the Leased Premises by Landlord at Landlord’s expense shall be deemed real property and a part of the Leased Premises and shall be the property of Landlord. All lighting, plumbing, electrical, heating, ventilating and air conditioning fixtures, partitioning, window coverings, wall coverings and floor coverings installed by Tenant shall be deemed improvements to the Leased Premises and not trade fixtures of Tenant.

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6.3	ALTERATIONS REQUIRED BY LAW: Tenant shall make all modifications, alterations, and improvements to the Leased Premises, at its sole cost, that are required by Law because of (i) Tenant’s use or occupancy of the Leased Premises, (ii) Tenant’s application for any permit or governmental approval, or (iii) Tenant’s making of any modifications, alterations, or improvements to or within the Leased Premises.

6.4	LIENS: Tenant shall keep the Leased Premises, the Building and the Project free from any liens and shall pay value due all bills arising out of any work performed, materials furnished, or obligations incurred by Tenant, its agents, employees or contractors related to the Leased Premises. if any such claim of lien is recorded against Tenant’s interest in this Lease, the Leased Premises, the Building or the Project, Tenant shall bond against, discharge or otherwise cause such lien to be entirely released within ten days after the same has been so recorded.

ARTICLE 7

ASSIGNMENT AND SUBLETTING BY TENANT

7.1	BY TENANT: Tenant shall neither assign this Lease nor sublet the Lease Premises without obtaining the written consent of the Landlord to do so, however, that Landlord shall not arbitrarily or unreasonably refuse to grant consent to such assignment or subletting, and provided further that a consent to one assignment or subletting by Landlord shall not be deemed a consent to any subsequent assignment or subletting. Any assignment or subletting without the consent of the Landlord shall be void and shall, at the option of the Landlord, terminate this Lease. The acceptance of rent by Landlord from any person or entity other than the Tenant, or the acceptance of rent by Landlord from Tenant with knowledge of a violation of the provisions of this paragraph, shall not be deemed a waiver by Landlord of any provision of this Article or this Lease or to be a consent to any assignment or subletting by Tenant.

7.2	MERGER OR REORGANIZATION: If Tenant is a corporation, any dissolution, merger, consolidation or other reorganization of Tenant, or the sale or other transfer in the aggregate over the Lease Term of a controlling percentage of the capital stock of Tenant shall not be deemed a voluntary assignment of Tenant’s interest in this Lease. However, should Tenant dissolve, merge, consolidate, or otherwise reorganize, Tenant shall notify Landlord in writing of the proposed change in its status fifteen (15) days prior to the effective date of such dissolution or reorganization.

7.3	LANDLORD’S CONSENT: If Tenant shall desire to assign its interest under this Lease or to sublet the Leased Premises, Tenant must first notify Landlord, in writing, of its intent to so assign or sublet, specifying in detail the terms of such assignment or subletting, including, by way of illustration but not of limitation, the name of the proposed assignee or sublessee, the proposed assignee’s sublessee’s intended use of the leased premises, a current financial statement of such proposed assignee or sublessee, and the form of documents to be used in effectuating such assignment or subletting. Land lord shall have a period of fifteen (15) days following receipt of such notice to either (i) consent to such assignment or subletting, or (ii) refuse to consent to such requested assignment or subletting, provided that such consent shall not be unreasonably or arbitrarily refused. During said fifteen (15) day period, Tenant covenants and agrees to supply Landlord, upon request, all necessary or relevant information which Landlord may reasonably request respecting such proposed assignment or subletting and/or the proposed assignee or sublessee.

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7.4	CONDITIONS TO LANDLORD’S CONSENT: If Landlord elects to consent to such requested assignment or subletting, such consent shall be expressly conditioned upon the occurrence of each of the conditions set forth below. Any purported assignment or subletting made prior to the full and complete satisfaction of each of the following conditions shall be void and shall, at the option of Landlord, constitute a material default of this Lease permitting Landlord to terminate this Lease unless such default is cured by Tenant satisfying each condition within five (5) days of receipt of written notice of the default. The conditions are as follows:

A.	Landlord having approved in form and substance the assignment or sublease agreement, which approval shall not be unreasonably withheld.

B.	Each such sublessee or assignee having agreed in writing satisfactory to Landlord to assume, to be bound by, and to perform the obligations of this Lease to be performed by Tenant.

C.	Tenant having delivered to Landlord a complete and fully executed duplicate original of each sublease agreement or assignment agreement.

D.	Tenant and Tenant’s sublessee shall have entered into a written agreement with and for the benefit of Landlord satisfactory to Landlord whereby Tenant and Tenant’s sublessee jointly agree to pay to Landlord one hundred percent of all excess rentals to be paid by such sublessee as and when such excess rentals are so paid.

7.5	EXCESS RENTALS DEFINED: The term “excess rentals” shall mean all consideration to be paid by the sublessee to Tenant or to any other on Tenant’s behalf or for Tenant’s benefit for the sublease of the Leased Premises in excess of the rent due Landlord under the terms of this Lease for the same period, less any commissions paid by Tenant to a licensed real estate broker for arranging such sublease. Tenant agrees that the portion of any excess rentals arising from any subletting by Tenant, which is to be paid to Landlord pursuant to this Article, now, is and shall then be the property of Landlord and not the property of Tenant.

7.6	EFFECT OF LANDLORD’S CONSENT: No assignment or subletting, even with the consent of Landlord, shall relieve Tenant of it’s primary obligation to pay rent and to perform all of the other obligations to be performed by Tenant hereunder. Consent by Landlord to one or more assignments or sublettings by Tenant shall not be deemed to be consent to any subsequent assignment or subletting.

7.7	GOOD FAITH: The rights granted to Tenant by this Article are granted in consideration of Tenant’s express covenant that all pertinent allocations which are made by Tenant between the value of this Lease and the value of any of Tenant’s personal property which may be conveyed or leased generally concurrently with and which may reasonably be considered a part of the same transaction as the permitted assignment or subletting shall be made fairly, honestly and in good faith. If Tenant shall breach this Covenant of Good Faith, Landlord may immediately declare Tenant to be in default under the terms of this Lease and terminate this Lease and/or exercise any other rights and remedies Landlord would have under the terms of this Lease in the case of a material default by Tenant under this Lease.

7.8	EFFECT OF LANDLORD’S CONSENT: No subletting, assignment or encumbrance, even with the consent of Landlord shall relieve Tenant of its personal and primary obligation to pay rent and to perform all of the other obligations to be performed by Tenant hereunder. Consent by Landlord to one or more assignments or encumbrances of Tenant’s interest in this Lease or to one or more subletting of the Leased Premises shall not be deemed to be a consent to any subsequent assignment, encumbrance or subletting. If Landlord shall have been ordered by a court of competent jurisdiction to consent to a requested assignment or subletting, or such an assignment or subletting shall have been ordered over the objection of Landlord, such assignment or subletting shall not be binding between the assignee (or sub-lessee) and Landlord until such a time as all conditions set forth in Paragraph 7.4 above have been fully satisfied (to the extent not then satisfied) by the assignee or sub-lessee, including, without limitation, the payment to Landlord of all agreed assignment considerations and/or excess rentals then due Landlord.

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ARTICLE 8

LIMITATION ON LANDLORD’S LIABILITY AND INDEMNITY

8.1	LIMITATION ON LANDLORD’S LIABILITY AND RELEASE: Landlord shall not be liable to Tenant for, and Tenant hereby releases Landlord and its partners and officers from, any and all liability, whether in contract, tort or any other basis, for any injury to or any damage sustained by Tenant, its agents, employees, contractors or invitees; any damage to Tenant’s property; or any loss to Tenant’s business, loss of Tenant’s profits or other financial loss of Tenant resulting from or attributable to the condition of, the management of, the maintenance of, or the protection of the Leased Premises, the Building, the Project or the Common Areas, including, without limitation, any such injury, damage or loss resulting from (i) the failure, interruption, rationing or other curtailment or cessation in the supply of electricity, water, gas or other utility service to the Project, the Building or the Leased Premises; (ii) the vandalism or forcible entry into the Building or the Leased Premises; (iii) the penetration of water into or onto any portion of the Leased Premises through roof leaks or otherwise; (iv) the failure to provide security and/or adequate lighting in or about the Project, the Building or the Leased Premises; (v) the existence of any design or construction defects within the Project, the Building or the Leased Premises; (vi) the failure of any mechanical systems to function properly (such as the HVAC systems); or (vii) the blockage of access to any portion of the Project, the Building or the Leased Premises, except to the extent such damage was proximately caused by Landlord’s active negligence, willful misconduct, or Landlord’s failure to perform an obligation expressly undertaken pursuant to this Lease but only if Tenant shall have given Landlord prior written notice to perform such obligation and Landlord shall have failed to perform such obligation within a reasonable period of time following receipt of written notice from Tenant to so perform such obligation. In this regard, Tenant acknowledges that it is fully apprised of the provisions of Law relating to releases, and particularly to those provisions contained in Section 1542 of the California Civil Code, which read as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Notwithstanding such statutory provision, and for the purpose of implementing a full and complete release and discharge, Tenant hereby (i) waives the benefit of such statutory provision and (ii) acknowledges that, subject to the exceptions specifically set forth herein, the release and discharge set forth in this Paragraph is a full and complete settlement and release and discharge of all claims and is intended to include in its effect, without limitation, all claims which Tenant, as of the date hereof, does not know of our suspect to exist in its favor.

8.2	TENANT’S INDEMNIFICATION OF LANDLORD: Tenant shall defend, with counsel satisfactory to Landlord, any claims made or legal actions filed or threatened by third parties against Landlord with respect to the death, bodily injury, personal injury, damage to property or interference with contractual or property rights suffered by any third party (including other tenants within the Project) which (i) occurred within the Leased Premises or (ii) resulted from Tenant’s use or occupancy of the Leased Premises or the Common Areas or (iii) resulted from Tenant’s activities in or about the Leased Premises, the Building or the Project, and Tenant shall indemnify and hold Landlord, Landlord’s principals, employees and agents harmless from any loss, including loss of rents by reason of vacant space which otherwise would have been leased but for such activities, liability, penalties, or expense whatsoever (including any legal fees incurred by Landlord with respect to defending such claims) resulting therefrom, except to the extent proximately caused by the active negligence or willful misconduct of Landlord. This indemnity agreement shall survive until the latter to occur of (i) the date of the expiration, or sooner termination, of this Lease, or (ii) the date Tenant actually vacates the Leased Premises. Notwithstanding the foregoing, Tenant shall be under no duty to indemnify and hold Landlord harmless, nor defend Landlord, against any liability, claims, or damages arising because of Landlord’s failure to make any repairs required by this Lease or to take any action required by this Lease or to take any action required of Landlord by this Lease, provided that the Landlord has been properly notified by Tenant of the required repair or action. The term “properly notified” shall mean notice as prescribed in Paragraph 13.10 of this Lease.

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ARTICLE 9

INSURANCE

9.1	TENANT’S INSURANCE: Tenant shall maintain insurance complying with all of the following:

A.	Tenant shall procure pay for and keep in full force and effect, at all times during the Lease Term, the following:

(1)	Comprehensive general liability insurance insuring Tenant against liability for personal injury, bodily injury, death and damage to property occurring within the Leased Premises, or resulting from Tenant’s use or occupancy of the Leased Premises or the Common Areas, or resulting from Tenant’s activities in or about the Leased Premises, with combined single limit coverage of not less than the amount of Tenant’s Required Liability Coverage (as set forth in Article 1), which insurance shall contain a “broad form liability” endorsement insuring Tenant’s performance of Tenant’s obligation to indemnify Landlord as contained in Article 8.2.

(2)	Fire and property damage insurance in so-called “fire and extended coverage” form insuring Tenant against loss from physical damage to Tenant’s personal property, inventory, trade fixtures and improvements within the Leased Premises with coverage for the full actual replacement cost thereof:

(3)	Pressure vessel insurance, if applicable;

(4)	Product liability insurance (including, without limitation, if food and/or beverages are distributed, sold and/or consumed within the Leased Premises, to the extent obtainable, coverage for liability arising out of the distribution, sale or consumption of food and/or beverages (including alcoholic beverages, if applicable) at the Leased Premises) for not less than Tenant’s Required Liability Coverage (as set forth in Article 1);

(5)	Workers’ compensation insurance and any other employee benefit insurance sufficient to comply with all Laws; and

(6)	With respect to making of alterations or the construction of improvements or the like undertaken by Tenant, contingent liability and builder’s risk insurance, in an amount and with coverage satisfactory to Landlord.

B.	Each policy of liability insurance required to be carried by Tenant pursuant to this Paragraph or actually carried by Tenant with respect to the Leased Premises (i) shall, except with respect to insurance required by Subparagraph A (6) above, name Landlord, and such others as are designated by Landlord, as additional insured; (ii) shall be primary insurance providing that the insurer shall be liable for the full amount of the loss, up to and including the total amount of liability set forth in the declaration of coverage, without the right of contribution from or prior payment by any other insurance coverage of Landlord; (iii) shall be in a form satisfactory to Landlord; (iv) shall be carried with companies reasonably acceptable to Landlord; (v) shall provide that such policy shall not be subject to cancellation, lapse or change except after at least thirty days prior written notice to Landlord; and (vi) shall contain a so-called “severability” or “cross liability” endorsement. Each policy of property insurance maintained by tenant with respect to the Leased Premises or any property therein (i) shall provide that such policy shall not be subject to cancellation, lapse or change except after at least thirty days prior written notice to Landlord and (ii) shall contain a waiver and/or a permission to waive by the insurer of any right of subrogation against Landlord, its principals, employees, agents and contractors, which might arise by reason of any payment under such policy or by reason of any act or omission of Landlord, its principals, employees, agents or contractors.

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C.	Prior to the time Tenant or any of its contractors enters the Leased Premises, Tenant shall deliver to the Landlord, with respect to each policy of insurance required to be carried by Tenant pursuant to this Article, a copy of such policy (appropriately authenticated by the insurer as having been issued, premium paid, providing the coverage required by this Paragraph and containing the provisions specified herein. With respect to each renewal or replacement of any such insurance, the requirements of this Paragraph must be complied with not less than thirty days prior to the expiration or cancellation of the policy being renewed or replaced. Landlord may, at any time and from time to time, inspect and/or copy any and all insurance policies required to be carried by Tenant pursuant to this Article. If Landlord’s Lender, insurance broker or advisor or counsel reasonably determines at any time that the amount of coverage set forth in Paragraph 9.1A for any policy of insurance Tenant is required to carry pursuant to this Article is not adequate, then Tenant shall increase the amount of coverage for such insurance to such greater amount as Landlord’s Lender, insurance broker or advisor or counsel reasonably deems adequate; provided, however, such increased level of coverage may not exceed the level of coverage for such insurance commonly carried by comparable businesses similarly situated and operating under similar circumstances.

9.2	LANDLORD’S INSURANCE: With respect to insurance maintained by Landlord:

A.	Landlord shall maintain, as the minimum coverage required of it by this Lease, fire and property damage insurance in so-called “fire and extended coverage” form insuring Landlord (and such others as Landlord may designate) against loss from physical damage to the Building with coverage of not less than ninety percent of the full actual replacement cost thereof and against loss of rents for a period of not less than six months. Such fire and property damage insurance, at Landlord’s election but without any requirement on Landlord’s behalf to do so, (i) may be written in so-called “all risk” form, excluding only those perils commonly excluded from such coverage by Landlord’s then property damage insurer; (ii) may provide coverage for physical damage to the improvements so insured for up to the entire full actual replacement cost thereof; (iii) may be endorsed to cover loss or damage caused by any additional perils against which Landlord may elect to insure, including earthquake and/or flood; (iv) may provide coverage for loss of rents for a period of up to twelve months; and (v) may contain “deductibles” not exceeding One Thousand Dollars per occurrence (or up to five percent of the Building’s replacement value in the case of earthquake and/or flood insurance). Landlord shall not be required to cause such insurance to cover any of Tenant’s personal property, inventory and trade fixtures, or any modifications, alterations or improvements made or constructed by Tenant to or within the Leased Premises.

B.	Landlord shall maintain comprehensive general liability insurance insuring Landlord (and such others as are designated by Landlord) against liability for personal injury, bodily injury, death, and damage to property occurring in, on or about, or resulting from the use or occupancy of the Project, or any portion thereof, with combined single limit coverage of at least Two Million Dollars. Landlord may carry such greater coverage as Landlord or Landlord’s Lender, insurance broker or advisor or counsel may from time to time determine is reasonably necessary for the adequate protection of Landlord and the Project.

C.	Landlord may maintain any other insurance, which in the opinion of its insurance broker or advisor or legal counsel is prudent to carry under the given circumstances.

9.3	MUTUAL WAIVER OF SUBROGATION: Landlord hereby releases Tenant, and Tenant hereby releases Landlord and its respective partners and officers, agents, employees and servants, from any and all liability for loss, damage or injury to the property of the other in or about the Leased Premises which is caused by or results from a peril or event or happening which would be covered by insurance required to be carried under the terms of this Lease, or is covered by insurance actually carried and in force at the time of the loss, by the party sustaining such loss; however, that such waiver shall be effective only to the extent permitted by the insurance covering such loss and to the extent such insurance is not prejudiced thereby.

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ARTICLE 10

DAMAGE TO LEASED PREMISES

10.1	LANDLORD’S DUTY TO RESTORE: If the Leased Premises are damaged by any peril after the Effective Date of this Lease, Landlord shall restore the Leased Premises, as and when required by this Paragraph, unless this Lease is terminated by Landlord pursuant to Paragraph 10.2 or by Tenant pursuant to Paragraph 10.3. All insurance proceeds available from the fire and property damage insurance carried by Landlord shall be paid to and become the property of Landlord. If this Lease is terminated pursuant to either Paragraph 10.2 or 10.3, all insurance proceeds available from insurance carried by Tenant which cover loss to property that is Landlord’s property or would become Landlord’s property on termination of this Lease shall be paid to and become the property of Landlord, and the remainder of such proceeds shall be paid to and become the property of Tenant. If this Lease is not terminated pursuant to either Paragraph 10.2 or 10.3, all insurance proceeds available from insurance carried by Tenant which cover loss to property that is Landlord’s property shall be paid to and become property of Landlord, and all proceeds available which cover loss to property which would become the property of Landlord upon the termination of this Lease shall be paid to and remain the property of Tenant. If this Lease is not so terminated, then upon receipt of the insurance proceeds (if the loss is covered by insurance) and the issuance of all necessary governmental permits, Landlord shall commence and diligently prosecute to completion the restoration of the Leased Premises, to the extent then allowed by Law, to substantially the same condition in which the Leased Premises existed as of the Lease Commencement Date. Landlord’s obligation to restore shall be limited to the Leased Premises and interior improvements constructed by Landlord. Landlord shall have no obligation to restore any other improvements to the Leased Premises or any of Tenant’s personal property, inventory, trade fixtures, and other improvements constructed by Tenant to like or similar condition as existed at the time of such damage or destruction.

10.2	LANDLORD’S RIGHT TO TERMINATE: Landlord shall have the option to terminate this Lease in the event any of the following occurs, which option may be exercised only by delivery to Tenant of a written notice of election to terminate within thirty days after the date of such damage or destruction:

A.	The Building is damaged by any peril covered by valid collectible insurance actually carried by Landlord and in force at the time of such damage or destruction (an “insured peril”) to such an extent that the estimated cost to restore the Building exceeds the lesser of (i) the insurance proceeds available from insurance actually carried by Landlord, or (ii) seventy-five percent of the then actual replacement cost thereof:

B.	The Building is damaged by an uninsured peril, which peril Landlord was required to insure against pursuant to the provisions of Article 9 of this Lease, to such an extent that the estimated cost to restore the Building exceeds the lesser of (i) the insurance proceeds which would have been available had Landlord carried such required insurance, or (ii) seventy-five percent of the then actual replacement cost thereof;

C.	The Building is damaged by an uninsured peril, which peril Landlord was not required to insure against pursuant to the provisions of Article 9 of this Lease, to any extent.

D.	The Building is damaged by any peril and, because of the Laws then in force, (i) may not be restored at reasonable cost as required by Paragraph 10.1 above, or (ii) may not be used for the same use being made thereof before such damage, whether or not restored as required by this Article.

10.3	TENANT’S RIGHT TO TERMINATE: If the Leased Premises are damaged by any peril and Landlord does not elect to terminate this Lease or is not entitled to terminate this Lease pursuant to this Article, then as soon as reasonably practicable, Landlord shall furnish Tenant with the written opinion of Landlord’s architect or construction consultant as to when the restoration work required of Landlord may be complete. Tenant shall have the option to terminate this Lease in the event any of the following occurs, which option may be exercised in the case of A or B below only by delivery to Landlord of a written notice of election to terminate within seven days after Tenant receives from Landlord the estimate of the time needed to complete such restoration:

A.	The Leased Premises are damaged by any peril and, in the reasonable opinion of Landlord’s architect or construction consultant, the restoration of the Leases Premises cannot be substantially completed within nine months after the date of such damage; or

B.	The Leased Premises are damaged by any peril within nine months of the last day of the Lease Term and, in the reasonable opinion of Landlord’s architect or construction consultant, the restoration of the Leased Premises cannot be substantially completed within ninety days after the date such restoration is commenced; or

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C.	Landlord does not complete the restoration of the Leased Premises within nine months from the date of the damage, provided that such nine-month period of time shall be extended for such number of days as Landlord may be delayed by reason of Force Majeure.

10.4	TENANT’S WAIVER: Landlord and Tenant agree that the provisions of Paragraph 10.3 above, captioned “Tenant’s Right to Terminate”, are intended to supersede and replace the provisions contained in California Civil Code, Section 1932, Subdivision 2, and California Civil Code Section 1934, and accordingly, Tenant hereby waives the provisions of said Civil Code Sections and the provisions of any successor Code Sections or similar Laws hereinafter enacted.

10.5	ABATEMENT OF RENT: In the event of damage to the Leased Premises, which does not result in the termination of this Lease, the Base Monthly Rent (and any Additional Rent) shall be temporarily abated during the period of restoration in proportion to the degree to which Tenant’s use of the Leased Premises is impaired by such damage.

ARTICLE 11

CONDEMNATION

11.1	LANDLORD’S RIGHT TO TERMINATE: Subject to Paragraph 11.3, Landlord shall have the option to terminate this Lease if, as a result of a taking by means of the exercise of the power of eminent domain (including inverse condemnation and/or voluntary sale or transfer by Landlord to an entity having the power of eminent domain under threat of condemnation), (i) all or any part of the Leased Premises is so taken, (ii) more than thirty-three and one-third percent of the Building’s leasable area is so taken, (iii) more than thirty-three and one-third percent of the Common Area is so taken, or (iv) because of the Laws then in force, the Leased Premises may not be used for the same use being made thereof before such taking, whether or not restored as required by Paragraph 11.4 below. Any such option to terminate by Landlord must be exercisable within a reasonable period of time; to be effective as of the date of possession is taken by the condemner.

11.2	TENANT’S RIGHT TO TERMINATE: Subject to Paragraph 11.3, Tenant shall have the option to terminate this Lease, if, as a result of any taking by means of the exercise of the power of eminent domain (including inverse condemnation and/or a voluntary sale or transfer by Landlord to an entity having the power of eminent domain under threat of condemnation), (i) all of the Leased Premises is so taken, (ii) thirty-three and one-third percent or more of the Leased Premises is so taken and the part of the Leased Premises that remains cannot, within a reasonable period of time, be made reasonably suitable for the continued operation of the Tenant’s business, or (iii) there is a taking of a portion of the Common Area and, as a result of such taking, Landlord cannot provide parking spaces within the Project (or within a reasonable distance therefrom) equal in number to at least sixty-six and two-thirds percent of Tenant’s Number of Parking Spaces (as set forth in Article 1), whether by rearrangement of the remaining parking areas in the Common Area (including, if Landlord elects, construction of multi-deck parking structures or re-striping for compact cars where permitted by Law), or by providing alternative parking facilities on other land within reasonable walking distance of the Leased Premises. Tenant must exercise such option within a reasonable period of time, to be effective on the later to occur of (i) the date that possession of that portion of the Common Area or the Leased Premises that is condemned is taken by condemner or (ii) the date Tenant vacates the Leased Premises.

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11.3	TEMPORARY TAKING: If any portion of the Leased Premises is temporarily taken for one year or less, this Lease shall remain in effect. If any portion of the Leased Premises is temporarily taken for a period which either exceeds one year or which extends beyond the natural expiration of the Lease Term, then Landlord and Tenant shall each independently have the option to terminate this Lease, effective on the date possession is taken by the condemner.

11.4	RESTORATION AND ABATEMENT OF RENT: If any part of the Leased Premises is taken by condemnation and this Lease is not terminated, then Landlord shall repair any damage occasioned thereby to the remainder of the Leased Premises to a condition reasonably suitable for Tenant’s continued operations and otherwise, to the extent practicable, in the manner and to the extent provided in Paragraph 10.1. As of the date possession is taken by the condemning authority, (i) the Base Monthly Rent shall be reduced in the same proportion that the area of that part of the Leased Premises so taken (less any addition to the area of the Leased Premises by reason of any reconstruction) bears to the area of the Leased Premises immediately prior to such taking, and (ii) Tenant’s Proportionate Share shall be appropriately adjusted.

11.5	DIVISION OF CONDEMNATION AWARD: Any award made for any condemnation of the Project, the Building, the Common Areas or the Leased Premises, or any portion thereof, shall belong to and be paid to Landlord, and Tenant hereby assigns to Landlord all of its right, title and interest in any such award; provided, however, that Tenant shall be entitled to receive any condemnation award that is made directly to Tenant (i) for the taking of personal property, inventory or trade fixtures belonging to Tenant (ii) for the interruption of Tenant’s business or its moving costs, (iii) for loss of Tenant’s goodwill, or (iv) for any temporary taking where this Lease is not terminated as a result of such taking. The rights of Landlord and Tenant regarding any condemnation shall be determined as provided in this Article, and each party hereby waives the provisions of Section 1265.130 of the California Code of Civil Procedure, and the provisions of any similar law hereinafter enacted, allowing either party to petition the Superior Court to terminate this Lease and/or allocating condemnation awards between Landlord and Tenant in the event of a taking of the Leased Premises.

ARTICLE 12

DEFAULTS AND REMEDIES

12.1	EVENTS OF TENANTS DEFAULTS: Tenant shall be in default of its obligations under this Lease if any of the following events occur:

A.	Tenant has failed to pay Base Monthly Rent or any Additional Rent within five (5) days after written notice from Landlord that it is due (provided, however, that Landlord shall not be required to give more than two (2) such notices in any twelve (12) consecutive month period, after which Tenant shall be in default if it fails to pay any rent or other charge when due); or

B.	Tenant shall have done or permitted to have been done any act, use or thing in its use, occupancy or possession of the Leased Premises or in its use of the Common Areas which is prohibited by the terms of this Lease and, within thirty (30) days after written notice from Landlord specifying the nature of the default with reasonable particularity has failed to cure such default (provided, however, that if the default is of such a nature that it cannot be completely remedied within such thirty (30) day period, this provision shall be complied with if Tenant begins to cure the default within the thirty (30) day period and thereafter proceeds with due diligence and in good faith to effect the cure as soon as practicable); or

C.	Tenant has failed to perform any other term or provision of this Lease within thirty (30) days after written notice from Landlord specifying the nature of the default with reasonable particularity (provided, however, that if the default is of such a nature that it cannot be completely remedied within such thirty (30) day period, this provision shall be complied with if Tenant begins to cure the default within the thirty (30) day period and thereafter proceeds with due diligence and in good faith to effect the cure as soon as practicable); or

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D.	Tenant shall have sublet the Leased Premises or assigned or encumbered its interest in this Lease in violation of the provisions contained in Article 7, whether voluntarily or by operation of Law; or

E.	Tenant shall have abandoned the Leased Premises; or

F.	Tenant or any Guarantor of this Lease shall have permitted or suffered the sequestration or attachment of, or execution on, or the appointment of a custodian or receiver with respect to, all or any substantial part of the property or assets of Tenant (or such Guarantor) or any property or asset essential to the conduct of Tenant’s (or such Guarantor’s) business, and Tenant (or such Guarantor) shall have failed to obtain return or release of the same within thirty days thereafter, or prior to sale pursuant to such sequestration, attachment or levy, whichever is earlier; or

G.	Tenant or any Guarantor of this Lease shall have made a general assignment of all or a substantial part of its assets for the benefit of creditors; or

H.	Tenant or any Guarantor of this Lease shall have allowed (or sought) to have entered against it a decree or order which: (i) grants or constitutes an order for relief, appointment of a trustee, or confirmation of a reorganization plan under the bankruptcy laws of the United States; (ii) approves as properly filed a petition seeking liquidation or reorganization under said bankruptcy laws or any other debtor’s relief law or similar statute of the United States or any state thereof; or (iii) otherwise directs the winding up or liquidation of Tenant; provided, however, if any decree or order was entered without Tenant’s consent or over Tenant’s objection, Landlord may not terminate this Lease pursuant to this Subparagraph if such decree or order is rescinded or reversed within thirty days after its original entry.

I.	Tenant or any Guarantor of this Lease shall have availed itself of the protection of any debtor’s relief law, moratorium law or other similar Law which does not require the prior entry of a decree or order.

12.2	LANDLORD’S REMEDIES: In the event of any default by Tenant, and without limiting Landlord’s right to indemnification as provided in Article 8.2, Landlord shall have the following remedies, in addition to all other rights and remedies provided by Law or otherwise provided in this Lease, to which Landlord may resort cumulatively, or in the alternative:

A.	Landlord may, at Landlord’s election, keep this Lease in effect and enforce, by an action at law or in equity, all of its rights and remedies under this Lease including, without limitation, (i) the right to recover the rent and other sums as they become due by appropriate legal action, (ii) the right to make payments required of Tenant, or perform Tenant’s obligations and be reimbursed by Tenant for the cost thereof with interest at the then maximum rate of interest not prohibited by Law from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant, and (iii) the remedies of injunctive relief and specific performance to prevent Tenant from violating the terms of this Lease and/or to compel Tenant to perform its obligations under this Lease, as the case may be.

B.	Landlord may, at Landlord’s election, terminate this Lease by giving Tenant written notice of termination in which event this Lease shall terminate on the date set forth for termination in such notice. Any termination under this Subparagraph shall not relieve Tenant from its obligation to pay Landlord all Base Monthly Rent or Additional Rent then or thereafter due, or any other sums due or thereafter accruing to Landlord, or from any claim against Tenant for damages previously accrued or then or thereafter accruing. In no event shall any one or more of the following actions by Landlord, in the absence of a written election by Landlord to terminate this Lease, constitute a termination of this Lease:

(1)	Appointment of a receiver of keeper in order to protect Landlord’s interest hereunder;

(2)	Consent to any subletting of the Leased Premises or assignment of this Lease by Tenant, whether pursuant to the provisions hereof or otherwise; or

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(3)	Any other action by Landlord or Landlord’s agents intended to mitigate the adverse effects of any breach of this Lease by Tenant, including, without limitation, any action taken to maintain and preserve the Leased Premises or any action taken to re-let the Leased Premises, or any portion thereof, for the account of Tenant and in the name of Tenant.

C.	In the event Tenant breaches this Lease and abandons the Leased Premises, Landlord may terminate this Lease, but his Lease shall not terminate unless Landlord gives Tenant written notice of termination. No act by or on behalf of Landlord intended to mitigate the adverse effect of such breach, including those described by Subparagraph B (1), (2) and (3) immediately preceding, shall constitute a termination of Tenant’s right to possession unless Landlord gives Tenant written notice of termination. If Landlord does not terminate this Lease by giving written notice of termination, Landlord may enforce all its rights and remedies under this Lease, including the right to recover rent as it becomes due under this Lease as provided in California Civil Code Section 1951.4, as in effect on the Effective Date of this Lease.

D.	In the event Landlord terminates this Lease, Landlord shall be entitled, at Landlord’s election, to damages in an amount as set forth in California Civil Code Section 1951.2, as in effect on the Effective Date of this Lease. For purposes of computing damages pursuant to said Section 1951.2, an interest rate equal to the maximum rate of interest then not prohibited by Law shall be used where permitted. Such damages shall include, without limitation:

(1)	The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such loss that Tenant proves could be reasonably avoided, computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent: and

(2)	Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom, including, without limitation, the following: (i) expenses for cleaning, repairing or restoring the Leased Premises; (ii) expenses for altering, remodeling or otherwise improving the Leased Premises for the purpose of re-letting, including removal of existing leasehold improvements and/or installation of additional leasehold improvements (regardless of how the same is funded, including reduction of rent, a direct payment or allowance to a new tenant, or otherwise); (iii) broker’s fees, advertising costs and other expenses of re-letting the Leased Premises; (iv) costs of carrying the Leased Premises, such as taxes, insurance premiums, utility charges and security precautions; (v) expenses incurred in removing, disposing of and/or storing any of Tenant’s personal property, inventory or trade fixtures remaining therein; (vi) attorney’s fees, expert witness fees, court costs and other reasonable expenses incurred by Landlord (nut not limited to taxable costs) in retaking possession of the Leased Premises, establishing damages hereunder, and re-leasing the Leased Premises; and (vii) any other expenses, costs or damages otherwise incurred or suffered as a result of Tenant’s default.

12.3	LANDLORD’S DEFAULT AND TENANT’S REMEDIES: In the event Landlord fails to perform any of its obligations under this Lease, Landlord shall nevertheless not be in default under the terms of this Lease until such time as Tenant shall have first given Landlord written notice specifying the nature of such failure to perform its obligations, and then only after Landlord shall have had a reasonable period of time following its receipt of such notice within which to perform such obligations. In the event of Landlord’s default as above set forth, then, and only then, Tenant shall have the following remedies only:

A.	Tenant may then proceed in equity or at law to compel Landlord to perform its obligations and/or recover damages proximately caused by such failure to perform (except as and to the extent Tenant has waived its right to damages as provided in this Lease).

B.	Tenant, at its option, may then cure any default of Landlord at Landlord’s cost. If, pursuant to this Subparagraph, Tenant reasonably pays any sum to any third party or does any act that requires the payment of any sum to any third party at any time by reason of Landlord’s default, the sum paid by Tenant shall be immediately due from Landlord to Tenant at the time Tenant supplies Landlord with an invoice therefore (provided such invoice sets forth and is accompanied by a written statement of Tenant setting forth in reasonable detail the amount paid, the party to whom it was paid, the date it was paid, and the reasons giving rise to such payment), together with interest at twelve percent per annum from the date of such invoice until Tenant is reimbursed by Landlord.

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12.4	LIMITATION ON TENANT’S RECOURSE: If Landlord is a corporation, trust, partnership, joint venture, unincorporated association, or other form of business entity, Tenant agrees that (i) the obligations of Landlord under this Lease shall not constitute personal obligations of the officers, directors, trustees, partners, joint venturers, members, owners, stockholders, or other principals of such business entity and (ii) Tenant shall have recourse only to the assets of such business entity for the satisfaction of such obligations and not against the assets of such officers, directors, trustees, partners, joint venturers, members, owners, stockholders or principals (other than to the extent of their interest in the assets owned by such business entity). Additionally, if Landlord is a partnership, then Tenant covenants and agrees:

A.	No partner of Landlord shall be sued or named as a part in any suit or action brought by Tenant with respect to any alleged breach of this Lease (except to the extent necessary to secure jurisdiction over the partnership and then only of that sole purpose);

B.	No service of process shall be made against any partner of Landlord except for the sole purpose of securing jurisdiction over the partnership; and

C.	No writ of execution will ever be levied against the assets of any partner of Landlord other than to the extent of his interest in the assets of the partnership. Tenant further agrees that each of the foregoing covenants and agreements shall be enforceable by Landlord and by any partner of Landlord and shall be applicable to any actual or alleged misrepresentation or nondisclosure made respecting this Lease or the Leased Premises or any actual or alleged failure, default or breach of any covenant or agreement either expressly or implicitly contained in this Lease or imposed by statute or at common law.

12.5	TENANT’S WAIVER: Landlord and Tenant agree that the provisions of Paragraph 12.3 above are intended to supercede and replace the provisions of California Civil Code 1932. (1), 1941 and 1942, and accordingly, Tenant hereby waives the provisions of Section 1932(1), 1941 and 1942 of the California Civil Code and/or any similar or successor Law regarding Tenant’s right to terminate this Lease or to make repairs and deduct the expenses of such repair from the rent due under this Lease. Tenant hereby waives any right of redemption or relief from forfeiture under the Laws of the State of California, or under any other present or future Law, in the event Tenant is evicted or Landlord takes possession of the Leased Premises by reason of any default by Tenant.

ARTICLE 13

GENERAL PROVISIONS

13.1	TAXES ON TENANT’S PROPERTY: Tenant shall pay before delinquency any and all taxes, assessments, license fees, use fees and public charges of whatever nature or description levied, assessed or imposed against Tenant or Tenant’s estate in this Lease or Tenant’s property or improvements made by Tenant to the Leased Premises. Tenant shall pay before delinquency and all taxes, assessments, license fees, use fees and public charges of whatever nature or description levied, assessed or imposed by a governmental agency against Landlord by reason of or based upon Tenant’s use of public facilities or services, or Tenant’s consumption of public utilities, energy, water or other resources which become due during the Lease Term. On demand by Landlord, Tenant shall furnish Landlord with satisfactory evidence of these payments. If any such taxes, assessments, fees or public charges are levied against Landlord, Landlord’s property, the Building or the Project, or if the assessed value of the Building or the Project is increased by the inclusion therein of a value placed upon same, then Landlord, after giving written notice to Tenant, shall have the right, regardless of the validity thereof, to pay such taxes, assessment, fee or public charge and bill Tenant, as Additionally Rent, the amount of such taxes, assessment, fee or public charge so paid on Tenant’s behalf. Tenant shall, within ten days from the date it receives an invoice from Landlord setting forth the amount of such taxes, assessment, fee or public charge so levied, pay to Landlord, as Additional Rent, the amount set forth in said invoice. Failure by Tenant to pay the amount so invoiced within said ten-day period shall be conclusively deemed a default by Tenant under this Lease. Tenant shall have the right, and with Landlord’s full cooperation if Tenant is not then in default under the terms of this Lease, to bring suit in any court of competent jurisdiction to recover from the taxing authority the amount of any such taxes, assessment, fee or public charge so paid.

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13.2	HOLDING OVER: This Lease shall terminate without further notice on the Leased Expiration Date (as set forth in Article 1). Any holding over by Tenant after expiration of the Lease Term shall neither constitute a renewal or extension of this Lease nor give Tenant any rights in or to the Leased Premises except as expressly provided in this Paragraph. Any such holding over shall be deemed an unlawful detainer or the Leased Premises unless Landlord has consented to same. Any such holding over to which Landlord has consented shall be construed to be a tenancy from month to month, on the same terms and conditions herein specified insofar as applicable, except that the Base Monthly Rent shall be increased to an amount equal to one hundred ten percent of the Base Monthly Rent payable during the last full month immediately preceding such holding over.

13.3	SUBORDINATION TO MORTGAGES: This Lease is subject and subordinate to all underlying ground leases and to all mortgages and deeds of trust which affect the Building and are of public record as of the Effective Date of this Lease, and to all renewals, modifications, consolidation, replacements and extensions thereof. However, if the lessor under any such ground lease or any Lender holding any such mortgage or deed of trust shall advise landlord that it desires or requires this Lease to be made prior and superior thereto, then, upon written request of Landlord to Tenant, Tenant shall promptly execute, acknowledge and deliver any and all documents or instruments which Landlord and such lessor or Lender deem necessary or desirable to make this Lease prior thereto. Tenant hereby consents to Landlord’s ground leasing the land underlying the Building and/or encumbering the Building as security for future loans on such terms as Landlord shall desire, all of which future ground leases, mortgages or deeds of trust shall be subject and subordinate to this Lease. However, if any lessor under any such future ground lease or any Lender holding such future mortgage or deed of trust shall desire or require that this Lease be made subject and subordinate to such future ground lease, mortgage or deed of trust, then Tenant agrees, within ten days after Landlord’s written request therefore, to execute, acknowledge and deliver to Landlord any and all documents or instruments requested by Landlord or such lessor or Lender as may be necessary or proper to assure the subordination of this Lease to such future ground lease, mortgage or deed of trust; but only if such lessor or Lender agrees to recognize Tenant’s rights under this Lease and not to disturb Tenant’s quiet possession of the Leased Premises so long as Tenant is not in default under this Lease.

13.4	TENANT’S ATTORNMENT UPON FORECLOSURE: Tenant shall, upon request, attorn (i) to any purchaser of the Building, (ii) to any grantee or transferee designated in any deed given in lieu of foreclosure of any security interest encumbering the Building, or (iii) to the lessor under any underlying ground lease of the land underlying the Building, should such ground lease be terminated; provided that such purchaser, grantee or lessor recognizes Tenant’s rights under this Lease.

13.5	MORTGAGEE PROTECTION: In the event of any default on the part of Landlord, Tenant will give notice by certified mail to any Lender or lessor under any underlying ground lease who shall have requested, in writing, to Tenant that it be provided with such notice, and Tenant shall offer such Lender or lessor a reasonable opportunity to cure the default, including time to maintain possession of the Lease Premises by power of sale or judicial foreclosure or other appropriate legal proceedings as reasonably necessary to effect a cure.

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13.6	ESTOPPEL CERTIFICATES: Tenant will, following any request by Landlord, promptly execute and deliver to Landlord an estoppel certificate (i) certifying that this Lease is unmodified and in full force and effect, or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect, (ii) stating the date to which the rent and other charges are paid in advance, if any, (iii) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of the Landlord hereunder, or specifying such defaults if any are claimed, and (iv) certifying such other information about this Lease as may be reasonably requested by Landlord. Tenant’s failure to execute and deliver such estoppel certificate within ten days after Landlord’s request therefore shall be material default by Tenant under this Lease, and Landlord shall have all of the rights and remedies available to Landlord as Landlord would otherwise have in the case of any other material default by Tenant, including the right to terminate this Lease and sue for damages proximately caused thereby it being agreed and understood by Tenant that Tenant’s failure to so deliver such estoppel certificate in a timely manner could result in Landlord being unable to perform committed obligations to other third parties which were made by landlord in reliance upon this covenant of Tenant. Landlord and Tenant intend that any statement delivered pursuant to this Paragraph may be relied upon by any Lender or purchaser or prospective Lender or purchaser of the Building, the Project, or any interest therein.

13.7	TRANSFER BY LANDLORD: Landlord and its successor in interest shall have the right to transfer their interest in the Building, Project, or any portion thereof at any time and to any person or entity. In the event of any such transfer, the Landlord originally named herein (and in the case of any subsequent transfer, the transferor), from the date of such transfer, (i) shall be automatically relieved without any further act by any person or entity, of all liability for the performance of the obligations of the Landlord hereunder which may accrue after the date of such transfer and (ii) shall be relieved of all liability for the performance of the obligations of the Landlord hereunder which have accrued before the date of transfer if its transferee agrees to assume and perform all such prior obligations of the Landlord hereunder. Tenant shall attorn to any such transferee. After the date of any such transfer, the term “Landlord” as used herein shall mean the transferee of such interest in the Building or the Project.

13.8	FORCE MAJEURE: The obligations of each of the parties under this Lease (other than the obligation to pay money) shall be temporarily excused if such party is prevented or delayed in performing such obligation by reason of any strikes, lockouts or labor disputes; inability to obtain labor, materials, fuels or reasonable substitutes therefore; governmental restrictions, regulations, controls, action or inaction; civil commotion; inclement weather, fire or other acts of God; or other causes (except financial inability) beyond the reasonable control of the party obligated to perform (including acts or omissions of the other party) for a period equal to the period of any such prevention, delay or stoppage.

13.9	NOTICES: Any notice required or desired to be given by a party regarding this Lease shall be in writing and shall be personally served, or in lieu of personal service may be given by depositing such notice in the United States mail, certified, postage prepaid, addressed to the other party as follows:

A.	If addressed to Landlord, to Landlord at its Address for Notices (as set forth in Article 1)

B.	If addressed to Tenant, to Tenant at its Address for Notices (as set forth in Article 1). Any notice given by certified mail shall be deemed given on the date receipt was acknowledged to the postal authorities. Any notice given by mail other than certified mail shall be deemed given only if received by the other party, and then on the date of receipt. Each party may, by written notice to the other in the manner aforesaid, change the address to which notices addressed to it shall thereafter be mailed.

13.10	ATTORNEYS’ FEES: In the event any party shall bring any action, arbitration proceeding or legal proceeding alleging a breach of any provision of this Lease, to recover rent, to terminate this Lease, or to enforce, protect, determine or establish any term or covenant of this Lease or rights or duties hereunder of either party, the prevailing party shall be entitled to recover from the non-prevailing party as a part of such action or proceeding, or in a separate action for that purpose brought within one year from the determination of such proceeding, reasonable attorney’s fees, expert witness fees, court costs and other reasonable expenses incurred by the prevailing party. In the event that Landlord shall be required to retain counsel to enforce any provision of this Lease, and if Tenant shall thereafter cure (or desire to cure) such default, Landlord shall be conclusively deemed the prevailing party and Tenant shall pay to Landlord all attorneys’ fees, expert witness fees, court costs and other reasonable expenses so incurred by Landlord promptly upon demand. Landlord may enforce this provision by either (i) requiring Tenant to pay such fees and costs as a condition to curing its default or (ii) bringing a separate action to enforce such payment, it being agreed by and between Landlord and Tenant that Tenant’s failure to pay such fees and costs upon demand shall constitute a breach of this Lease in the same manner as a failure by Tenant to pay the Base Monthly Rent, giving Landlord the same rights and remedies as if Tenant failed to pay the Base Monthly Rent.

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13.11	DEFINITIONS: Any term that is given a special meaning by any provisions in this Lease shall, unless otherwise specifically stated, have such meaning whenever used in this Lease in any addendum or amendment hereto. In addition to the terms defined in Article 1, the following terms shall have the following meanings:

A.	REAL PROPERTY TAXES: The terms “real Property Tax” and “Real Property Taxes” shall each mean (i) all taxes, assessments, levies and other charges of any kind or nature whatsoever, general and special, foreseen and unforeseen (including all installments of principal and interest required to pay any general or special assessments for public improvements and any increases resulting from reassessments caused by any change in ownership or new construction), now or hereafter imposed by any governmental or quasi-governmental authority or special district having the direct or indirect power to tax or levy assessments, which are levied or assessed for whatever reason against the Project or any portion thereof, or Landlord’s interest therein, or the fixtures, equipment and other property of Landlord that is an integral part of the Project and located thereon, or Landlord’s business of owing, leasing or managing the Project or the gross receipts, income or rentals from the Project; (ii) all charges, levies or fees imposed by any governmental authority against Landlord by reason of or based upon the use of or number of parking spaces within the Project, the amount of public services or public utilities used or consumed (e.g. water, gas, electricity, sewage or surface water disposal) at the Project, the number of persons employed by tenants of the Project, the size (whether measured in area, volume, number of tenants or whatever) or the value of the Project, or the type of use or uses conducted within the Project; and (iii) all costs and fees (including attorneys’ fees) incurred by Landlord in contesting any Real Property Tax and in negotiating with public authorities as to any Real Property Tax. If, at any time during the Lease Term, the taxation or assessment of the Project prevailing as of the Effective Date of this Lease shall be altered so that in lieu of or in addition to any Real Property Tax described above there shall be levied, assessed or imposed (whether by reason of a change in the method of taxation or assessment, creation of a new tax or charge, or any other cause) and alternate, substitute, or additional tax or charge (i) on the value, size, use or occupancy of the Project or Landlord’s interest therein or (ii) on or measured by the gross receipts, income or rentals from the Project, or on Landlord’s business of owning, leasing or managing the Project or (iii) computed in any manner with respect to the operation of the Project, then any such tax or charge, however designated, shall be included within the meaning of the terms “Real Property Tax” or “Real Property Taxes” for purposes of this Lease. If any Real Property Tax is partly based upon property or rents unrelated to the Project, then only that part of such Real Property Tax that is fairly allocable to the Project shall be included within the meaning of the terms “Real Property Tax” or “Real Property Taxes”. Notwithstanding the foregoing, the terms “Real Property Tax” or “Real Property Taxes” shall not include estate, inheritance, transfer, gift or franchise taxes of Landlord or the federal or state income tax imposed on Landlord’s income from all sources.

B.	LANDLORD’S INSURANCE COSTS: The term “Landlord’s Insurance Costs” shall mean the costs to Landlord to carry and maintain the policies of fire and property damage insurance for the Project and general liability insurance required, or permitted, to be carried by Landlord pursuant to Article 9, together with any deductible amounts paid by Landlord upon the occurrence of any insured casualty or loss.

C.	READY FOR OCCUPANCY: The term “Ready for Occupancy” shall mean the date upon which (i) the Leased Premises are suitable for Tenants occupancy in a broom clean condition and (ii) the improvements, if any, to be made to the Leased Premises by Landlord as a condition to Tenant’s obligation to accept possession of the Leased Premises have been substantially completed and the appropriate governmental building department (i.e. the City building department, if the Project is located within a City, or otherwise the County building department) shall have approved the construction of the improvements as complete or is willing to so approve the construction of the improvements as complete subject only to compliance with specified conditions which are the responsibility of Tenant to satisfy.

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D.	TENANT’S PROPORTIONATE SHARE: The terms “Tenant’s Proportionate Share” and Tenant’s Share” as used with respect to an item pertaining to the Building, shall each mean that percentage obtained by dividing the leasable square footage contained within the Leased Premises (as set forth in Article 1) by the total leasable square footage contained within the Building as the same from time to time exists or, as used with respect to an item pertaining to the Project, shall each mean that percentage obtained by dividing the leasable square footage contained within the Leased Premises (as set forth in Article 1) by the total leasable square footage contained within the Project as the same from time to time exists, unless, as to any given item, such a percentage allocation unfairly burdens or benefits a given tenant(s), in which case Landlord shall have the exclusive right to equitably allocate such item so as to not unfairly burden or benefit a given tenant(s). Landlord’s determination of any such special allocation shall be final and binding upon Tenant unless made in bad faith.

E.	BUILDINGS PROPORTIONATE SHARE: The terms “Building’s Proportionate Share” and “Building’s Share” shall each mean that percentage which is obtained by dividing the leasable square footage contained within the Building by the leasable square footage contained with all buildings located within the Project, unless, as to any given item, such a percentage allocation unfairly burdens or benefits a given building(s), in which case Landlord shall have the exclusive right to equitably allocate such item so as to not unfairly burden or benefit any given building(s). Landlord’s determination of any such special allocation shall be final and binding upon Tenant unless made in bad faith.

F.	LAW: The term “Law” shall mean any judicial decision and any statute, constitution, ordinance, resolution, regulation, rule, administrative order, or other requirement of any municipal, county, state, federal, or other governmental agency or authority having jurisdiction over the parties to this Lease, the Leased Premises, the Building or the Project, or any of them in effect either at the Effective Date of this Lease or at any time during the Lease Term, including, without limitation, any regulation, order, or policy of any quasi-official entity or body (e.g. a board of fire examiners or a public utility or special district).

G.	LENDER: The term “Lender” shall mean any beneficiary, mortgagee, secured party, or other holder of any deed of trust, mortgage or other written security device or agreement affecting the Project, and the note or other obligations secured by it.

H.	PRIVATE RESTRICTIONS: The term “Private Restrictions” shall mean all recorded covenants, conditions and restrictions, private agreements, easements, and any other recorded instruments affecting the use of the Project, as they may exist from time to time.

I.	RENT: The term “rent” shall mean collectively Base Monthly Rent and all Additional Rent.

13.12	GENERAL WAIVERS: One party’s consent to or approval of any act by the other party requiring the first party’s consent or approval shall not be deemed to waive or render unnecessary the first party’s consent to or approval of any subsequent similar act by the other party. No waiver of any provision hereof or any breach of any provision hereof shall be effective unless in writing and signed by the waiving party. The receipt by Landlord of any rent or payment with or without knowledge of the breach of any other provision hereof shall not be deemed a waiver of any such breach. No waiver of any provision of this Lease shall be deemed a continuing waiver unless such a waiver specifically states so in writing and is signed by both Landlord and Tenant. No delay or omission in the exercise of any right or remedy accruing to either party upon any breach by the other party under this Lease shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by either party of any breach of any provision of this Lease shall not be deemed to be a waiver of any subsequent breach of the same or any other provisions herein contained.

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13.13	MISCELLANEOUS: Should any provision of this Lease prove to be invalid or illegal, such invalidity or illegality shall in no way affect, impair or invalidate any other provision hereof, and such remaining provisions shall remain in full force and effect. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor. Any copy of this Lease, which is executed by the parties, shall be deemed an original for all purposes. This Lease shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successors, executors, administrators and assigns of Landlord and Tenant. The term “party” shall mean Landlord or Tenant as the context implies. If Tenant consists of more than one person or entity, then all members of Tenant shall be jointly and severally liable hereunder. This Lease shall be construed and enforced in accordance with the Laws of the State of California. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either Landlord or Tenant. The captions used in this Lease are for convenience only and shall not be considered in the construction or interpretation of any provision hereof. When the context of this Lease requires, the neuter gender includes the masculine, the feminine, a partnership or corporation or joint venture, and the singular includes the plural. The terms “must”, “shall”, “will” and “agree” are mandatory. The term “may” is permissive. When a party is required to do something by this Lease, it shall do so at its sole cost and expense without right of reimbursement from the other party unless specific provision is made therefore. Where Tenant is obligated not to perform any act or is not permitted to perform any act, Tenant is also obligated to restrain any others reasonably within its control, including agents, invitees, contractors, subcontractors and employees, from performing said act. Landlord shall not become or be deemed a partner or a joint venturer with Tenant by reason of any of the provisions of this Lease.

ARTICLE 14

CORPORATE AUTHORITY, BROKERS AND ENTIRE AGREEMENT

14.1	CORPORATE AUTHORITY: If Tenant is a corporation, each individual executing this Lease on behalf of said corporation represents and warrants that Tenant is validly formed and duly authorized and existing, that Tenant is qualified to do business in the State of California, that Tenant has the full right and legal authority to enter into this Lease, that he is duly authorized to execute and deliver this Lease on behalf of the Tenant in accordance with the bylaws and/or a board of directors’ resolution of Tenant, and that this Lease is binding upon Tenant in accordance with its terms. Tenant shall, within thirty days after execution of this Lease, deliver to Landlord a certified copy of the resolution of its board of directors authorizing or ratifying the execution of this Lease, and if Tenant fails to do so, Landlord at its sole election may elect to (i) extend the Intended Commencement Date by such number of days that Tenant shall have delayed in so delivering such corporate resolution to Landlord or (ii) terminate this Lease.

14.2	BROKERAGE COMMISSIONS: Tenant warrants that it has not had any dealings with any real estate broker(s), leasing agent(s) or salesmen, other than those persons or entities named in Article 1 as the “Brokers” with respect to the lease by it of the Leased Premises pursuant to this Lease, and that it will indemnify, defend with competent counsel, and hold Landlord harmless from any liability for the payment of any real estate brokerage commissions, leasing commissions or finder’s fees claimed by any other real estate broker(s), leasing agent(s) or salesmen to be earned or due and payable by reason of Tenant’s agreement or promise (implied or otherwise) to pay (or have Landlord pay) such a commission or finder’s fee by reason of its leasing the Leased Premises pursuant to this Lease.

14.3	ENTIRE AGREEMENT: This Lease, the Exhibits (as described in Article 1) and the Addenda (as described in Article 1), which Exhibits and Addenda are by this reference incorporate herein, constitute the entire agreement between the parties, and there are no other agreements, understandings or representations between the parties relating to the lease by Landlord of the Leased Premises to Tenant, except as expressed herein. No subsequent changes, modifications or additions to this Lease shall be binding upon the parties unless in writing and signed by both Landlord and Tenant.

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14.4	LANDLORD’S REPRESENTATIONS: Tenant acknowledges that neither Landlord nor any of its agents made any representations or warranties respecting the Project, the Building or the Leased Premises, upon which Tenant relied in entering into this Lease, which are not expressly set forth in this Lease. Tenant further acknowledges that neither Landlord nor any of its agents made any representations as to (i) whether the Lease Premises may be used for Tenant’s intended use under existing Law or (ii) the suitability of the Leased Premises for the conduct of Tenant’s business or (iii) the exact square footage of the Leased Premises, and that Tenant relied solely upon its own investigations respecting said matters. Tenant expressly waives any and all claims for damage by reason of any statement, representation, warranty, promise or other agreement of Landlord or Landlord’s agent(s), if any, not contained in this Lease or in any Addenda hereto.

ARTICLE 15

OPTION TO RENEW LEASE

15.1	OPTION TO RENEW LEASE: Provided that Tenant is not in default under this Lease beyond the applicable notice and cure period at the time of exercise of any such option or at the time of commencement of any renewal term, Tenant is hereby granted two (2) options to renew the term of the Lease. Each option shall be for a period of thirty (36) months and each such period being a “Renewal Term”.

A.	Tenant shall occupy the Premises during the Renewal Term under the same terms and conditions specified in the Lease, except the Tenant shall lease the Premises in its then “as-is” condition, with Tenant being entitled to no additional tenant improvement allowance or other right to require the improvements to be made to the Premises. The Base Monthly Rent for the first Renewal Term shall be the then Market Rate, but not less than the Base Monthly Rate for the Premises in effect immediately prior to the commencement of such Renewal Term. During the second Renewal Term, the Base Monthly Rent shall be the then Market Rate, but not less than the Base Monthly Rate for the Premises in effect immediately prior to the commencement of such Renewal Term.

B.	As used herein, the term “Market Rate” shall be initially determined by Landlord as the amount as the base annual rent per square foot then being charged in comparable industrial buildings located in the metropolitan area of San Jose, California (the “Comparable Buildings”) for space comparable to the Premises and taking into consideration all other relevant factors establishing similarity or dissimilarity between the comparable lease and the leasing of the Premises to Tenant for the Renewal Term, including without limitation, escalations (including type, base year and stop), concessions, length of lease term, size and location of the Premises, tenant improvement allowances quality and quantity of any existing tenant improvements, quality and creditworthiness of Tenant, amenities offered, location of building, and other generally applicable concessions, allowances, terms and conditions of tenancy. The reference to the foregoing factors is illustrative only and the presence or absence of such factors shall be taken into account in determining Market Rate.

C.	Within thirty (30) days after Landlord receives the notice of Tenant’s exercise of the second renewal option, Landlord shall notify Tenant of the proposed Market Rate, as well as any escalation rate applicable to the second Renewal Term. In the event that landlord and Tenant are not able to agree as to the market Rate and any applicable escalation rate within thirty (30) days of good faith negotiation, then the Base Monthly Rate for the second Renewal Term shall be determined by the arbitration provision set forth below.

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D.	If Landlord and Tenant cannot agree on the Base Monthly rent to be paid during the second Renewal Term as provided above, then each party shall immediately select an arbitrator to determine the base Monthly Rent to be paid by Tenant during the applicable period. If the two arbitrators agree on the Base Monthly Rent to be paid by the Tenant, then their decision shall be binding on the parties. If the arbitrators cannot agree within fifteen (15) days following their appointment on the Base Monthly Rent to be paid, then the two shall, within five (5) days thereafter, select a third arbitrator who will consider the proposal of each party’s arbitrator, and shall, within five (5) days from the third arbitrator’s appointment, adopt the findings of either the Landlord’s or Tenant’s arbitrator with respect to Base Monthly Rent to be paid during the applicable period, which finding shall be final and binding upon the parties. If one of the parties appoints an arbitrator and the other party does not do so within the period provided herein, the decision of the single arbitrator appointed by the one party shall be binding upon the parties.

E.	Tenant may exercise its right to renew the Lease by giving to Landlord written notice of its election to renew the Lease not later than 90 days prior to the expiration of the then current Term or Renewal Term, as applicable.

F.	Tenant shall not be entitled to more than two (2) renewal options. In the event Tenant fails to timely notify Landlord in the manner herein specified, Tenant shall be conclusively deemed to have waived its right to enter into the applicable Renewal Term or any subsequent Renewal Term.

G.	The options to renew provided hereunder shall be automatically transferred to any assignee of Tenant’s interest under this Lease.

ARTICLE 16

INTENT TO SELL PROPERTY

16.1	LANDLORD’S NOTICE OF INTENT TO SELL PROPERTY: Should Landlord actively pursue sale of 355 Turtle Creek Court, or receive an unsolicited offer on the property during the Lease term, then Landlord shall notify Tenant or Tenant’s management by registered mail 30 days in advance of offering to others or within 30 days of an unsolicited offer. Tenant shall reply with its interest or decline within 15 days after Landlord’s notice.

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355 TURTLE CREEK COURT

UNIT A
2,489 S.F.
UNIT E
3,169 S.F.
UNIT B
2,055 S.F.
UNIT D
3,132 S.F.
UNIT C
3,058 S.F.
ELEC. ROOM

EXHIBIT B

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the respective dates below set forth with the intent to be legally bound thereby as of the Effective Date of this Lease first above set forth.

AS LANDLORD:

Dated: June 21, 2012

By: Gail H. Ducote

By: Robert D. Ducote

AS TENANT:

Dated: June 19, 2012

Viasystems Corporation

By: Daniel J. Weber
V.P.

If Tenant is a corporation, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. This Lease must be executed by the chairman of the board, president, or vice-president, and the secretary, assistant secretary, the chief financial officer or assistant treasurer, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event a certified copy of the bylaws or a certified copy of the resolution, as the case may be, must be attached to this Lease.

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